EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT*

BY AND AMONG

COMFORT SYSTEMS USA, INC.

(“PURCHASER”),

BCH HOLDINGS, INC.

(“COMPANY”),

THE SELLERS LISTED ON SCHEDULE 1 HERETO

(“SELLERS”)

AND

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

DATED AS OF FEBRUARY 21, 2017

*The schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 21, 2017, is by and among Comfort Systems USA, Inc., a Delaware corporation (“Purchaser”), BCH Holdings, Inc., a Florida corporation  (the “Company”), the selling shareholders listed on Schedule 1 hereto, (each individually a “Seller” and, collectively, the “Sellers”) and Daryl W. Blume, in his capacity as Representative of Sellers (the “Sellers’ Representative”).  Purchaser, the Company, the Sellers’ Representative and Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Prior to the Closing and in connection with the transactions contemplated herein, the Company intends to cause certain transactions to occur whereby: (i) the Company will acquire all of the outstanding stock in the BCH Affiliate Group, (ii) the BCH Affiliate Group shareholders will sell their respective interests in the BCH Affiliate Group to the Company in exchange for a proportionate share of stock in the Company (the “Stock”), and (iii) each company in the BCH Affiliate Group will convert from a corporation to a limited liability company (the “Pre-Closing Reorganization”).

WHEREAS, following the Pre-Closing Reorganization, each company in the BCH Affiliate Group will be a Subsidiary of the Company (together with the Company, the “Acquired Companies”);

WHEREAS, as of the date hereof, Sellers own 100% of the Stock;

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Stock upon the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Purchaser to enter into this Agreement, the Key Employees have each executed employment agreements, which include noncompetition provisions, in the form attached as Exhibit F (collectively, the “Key Employee Employment Agreements”), all of such Key Employee Employment Agreements being conditioned upon the consummation of the transactions contemplated by this Agreement;

WHEREAS, the Parties have agreed to the sale and purchase of the Stock pursuant to the terms of this Agreement; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

Section 1.1.              Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, Sellers hereby sell, convey, transfer and deliver to Purchaser, and Purchaser hereby purchases, all of the Stock, free and clear of all Encumbrances.

Section 1.2.              Purchase Price.  In reliance on the representations, warranties and agreements of Sellers contained herein, the aggregate purchase price for the Stock (the “Purchase Price”) shall equal an amount in cash calculated as follows:

(a)                                 Eighty-five million seven hundred thousand dollars and no cents ($85,700,000.00) in immediately available funds, plus

(b)                                 The Note in the aggregate principal amount of fourteen million three hundred thousand dollars and no cents ($14,300,000.00) in the form attached hereto as Exhibit B (the “Notes”), plus

(c)                                  an Earn-Out (as defined below).

The Purchase Price shall be subject to post-closing adjustment as provided in Sections 1.3 and 1.4 below.  Further, at the time and on the terms set forth in the Earn-Out Agreement in the form attached as Exhibit C (the “Earn-Out Agreement”), Purchaser shall pay to Sellers the Earn-Out, if any (as that term is defined in the Earn-Out Agreement). For the avoidance of doubt, continued employment with the Company is not a requirement for Sellers to receive any payments owed to the Sellers under the Earn-Out or Notes.

Section 1.3.              First Purchase Price Adjustment.  Following the Closing, and after 75 days, Sellers shall undertake and prepare a look-back analysis that, in accordance with GAAP, shall determine what the Acquired Companies’ Working Capital was at Closing.  The Sellers and Purchaser agree that the Working Capital shall be calculated as set forth on Schedule 1.3 attached hereto.  For clarity of the foregoing, this Working Capital calculation shall take into account the final profit margins and performance on any reported projects that deteriorated after the Closing as if these projects had been reported with the lower margins as of Closing.  Pursuant to this paragraph, the Sellers shall provide Purchaser with its calculation of the Acquired Companies’ Working Capital as of Closing, and shall explain its determination to Purchaser of the Working Capital (the “Sellers’ WC Statement”).

(a)                                 Following receipt of Sellers’ WC Statement, Purchaser shall either accept Sellers’ WC Statement, which statement shall then be deemed the final statement (“Final WC Statement”) or certify to the Sellers its alternate calculation of working capital (“Purchaser’s WC Statement”).  Purchaser and Sellers shall then make good faith efforts to meet and resolve the differences between the Sellers’ WC Statement and the Purchaser’s WC Statement.  If within thirty (30) days after receipt by the Sellers of the Purchaser’s WC Statement, Purchaser and Sellers have been unable to reach agreement, the Parties shall engage the Resolving Accountant to determine which calculation of Working Capital is more accurate, the Sellers’ WC Statement or the Purchaser’s WC Statement, and shall certify the

Resolving Accountant’s choice as the Final WC Statement.  The Resolving Accountant shall certify this decision in writing to Purchaser and the Sellers; the Resolving Accountant shall have no other choice but to select either the Sellers’ WC Statement in its entirety or the Purchaser’s WC Statement in its entirety.  The Resolving Accountant’s determination shall be final and binding on the Parties.  The fees, costs, and expenses of the Resolving Accountant, including any attorneys’ fees related thereto, shall be borne by Sellers if the Purchaser’s WC Statement is selected by the Resolving Accountant as most accurate and shall be borne by the Purchaser if the Sellers’ WC Statement is selected by the Resolving Accountant as most accurate.

(b)                                 Once the Final WC Statement has been determined pursuant to subparagraph (i) above, the following shall occur: (i) if the Final WC Statement reflects Working Capital greater than the Required Working Capital, then Purchaser shall pay each Seller by wire transfer of immediately available funds its Pro Rata Percentage of the amount equal to the surplus to the Sellers within ten (10) Business Days; (ii) if the Final WC Statement reflects Working Capital less than the Required Working Capital, then each Seller shall pay to Purchaser an amount equal to such Seller’s Pro Rata Percentage of the shortfall by wire transfer in immediately available funds within ten (10) Business Days.

(c)                                  For clarification of the above, it is the intent of the Parties that at the time the Stock is transferred to Purchaser the Working Capital shall be at least equal to the Required Working Capital as of the Closing Date after accounting for any job fade, and after performing the above described look-back analysis.  Furthermore, the Required Working Capital shall be reduced by the following items: (i) unamortized purchase price for up to thirty (30) Ford service vans ordered for March 2017 if the cost of such vans has been incurred prior to the Closing, (ii) up to a maximum of seven hundred fifty thousand dollars and no cents ($750,000.00) of mutually-agreed closing bonuses paid to certain Company employees to be accrued prior to the Closing, (iii) the amount by which the accrual for the Company’s self-insured risk programs (which includes General Liability, Workers’ Compensation, and Automobile) exceeds $1,303,894,  (iv) up to two hundred thousand dollars and no cents ($200,000.00) of accounting fees accrued prior to Closing that are to be paid by the Acquired Companies for audit work related to periods prior to the Closing; provided, however, that this subsection (iv) of Section 1.3(c) shall not include accounting fees for any accounting services provided to any Sellers in their individual capacity.  In the event that payments owed pursuant to this Section 1.3 are not made within one hundred eighty (180) days after the Closing Date, interest shall begin to accrue on the amount outstanding at the rate of five percent (5%) per annum until final payment is made.

Section 1.4.              Second Purchase Price Adjustment.  As promptly as practical after the completion of all Contracts set forth on Schedule 3.28 and any other customer Contracts entered into before the close of business on the Closing Date (collectively, the “WIP Projects”), the Parties shall perform an analysis (the “WIP Analysis”) with respect to the WIP Projects.  The

WIP Analysis shall show the amount (the “WIP Adjustment”) by which the Acquired Companies’ net earnings as of the Closing were overstated or understated by reason of any improper accruals of revenue and expenses on the WIP Projects as of the Closing (as if the final amounts had been known as of the Closing).  The WIP Adjustment shall be determined on an aggregate basis netting out over and under accruals.  The WIP Adjustment shall be calculated on a contract-by-contract basis using the following formula:

WIP Adjustment	=	Final Revenue Earned	X	(	Cost to Date @ Closing Date Final Total Costs	)	-	Revenue Earned @ Closing Date	-	Any loss that would have been accrued as of Closing Date in accordance with GAAP

For example, if at the Closing the Acquired Companies have earned $800,000 of revenue and accrued $600,000 of expenses with respect to a particular project and upon completion of the project, total revenue is $1,000,000 and total costs are $650,000, the WIP Adjustment with respect to that project would be positive $123,077, reflecting the additional margin that would have been reflected as of the Closing.  Also, for example, if at the Closing, the Acquired Companies have recognized $800,000 of revenue and incurred $600,000 of expenses with respect to a particular project, and upon completion of the project, total revenue earned is $1,000,000 and total expenses are $1,100,000, the WIP Adjustment with respect to that project would be negative $300,000, composed of $200,000 in margin that had been incorrectly recognized as of the Closing plus $54,546 representing the amount of the loss that had been spent before the Closing, plus $45,454 representing the amount of expected loss that would have been accrued pursuant to GAAP as of the Closing for the project.

(a)                                 Based on the WIP Analysis and within sixty (60) days after completion of the WIP Projects, the Sellers’ Representative shall provide Purchaser with Sellers’ calculation of the WIP Adjustment (the “Proposed WIP Statement”), and Purchaser shall either accept the Proposed WIP Statement, which will then be deemed final and binding on the Parties, or provide to the Sellers’ Representative Purchaser’s an alternate calculation of the WIP Adjustment (the “Purchaser’s WIP Statement”).  If Purchaser fails to accept the Proposed WIP Statement or deliver to the Sellers’ Representative Purchaser’s WIP Statement within forty-five (45) days of receipt of the Proposed WIP Statement, the Proposed WIP Statement shall be final and binding on the Parties.

(b)                                 Purchaser and the Sellers’ Representative shall then make good faith efforts to meet and resolve any differences between the Proposed WIP Statement and Purchaser’s WIP Statement.  If within thirty (30) days after receipt by the Sellers’ Representative of Purchaser’s WIP Statement, Purchaser and the Sellers’ Representative have been unable to reach agreement, such Parties shall engage the Resolving Accountant to calculate the WIP Adjustment, and shall direct the Resolving Accountant to make its determination within thirty (30) days of its engagement.  The WIP Adjustment determined by the Resolving Accountant shall be final and binding on the Parties; provided, that the WIP Adjustment amount calculated by the Resolving Accountant shall be either the WIP Adjustment amount set forth in the Proposed WIP Statement or Purchaser’s WIP Statement.  The Resolving Accountant shall certify its decision in writing to Purchaser and Sellers.  The fees, costs and expenses of the Resolving Accountant shall be borne by Sellers according to their Pro Rata Percentage if Purchaser’s WIP Statement is determined by the Resolving Accountant as the most accurate, or shall be borne by Purchaser if the Proposed WIP Statement is determined by the Resolving Accountant as the most accurate.

(c)                                  After the WIP Adjustment (the “Final WIP Adjustment”) has been determined as final and binding on the Parties, the following shall occur: If the Final WIP Adjustment is a negative amount, each Seller will pay to Purchaser an amount equal to such Seller’s Pro Rata Percentage of such amount by wire transfer in immediately available funds (as a positive number); or if the Final WIP Adjustment is a positive amount, Purchaser shall pay each Seller by wire transfer of immediately available funds its Pro Rata Percentage of the total amount reflected by the Final WIP Adjustment.

(d)                                 Certain Definitions: As used herein, the following terms have the following meanings:

(i)                                     “GAAP” means United States Generally Accepted Accounting Principles as in effect from time to time.  To the extent that reasonable accountants could apply GAAP, on a good faith basis, in a way that would result in two different accounting treatments to the same set of facts, then the Acquired Companies’ past and current accounting practices shall be dispositive in determining how to resolve the discrepancy.

“Working Capital” means the Acquired Companies’ current assets minus current Liabilities as calculated pursuant to GAAP and in accordance with the Acquired Companies’ customary practices and as further set forth on Schedule 1.3.

Section 1.5.              Withholding.  Notwithstanding any other provision of this Agreement, Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Purchaser or any other applicable withholding agent are required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or foreign Legal Requirement.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II
CLOSING; CONDITIONS PRECEDENT

Section 2.1.              The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the Company’s offices located at 6354 118th Avenue North, Largo, Florida 33773 at 10:00 a.m. Eastern time on or before the third Business Day following the full satisfaction or waiver of all of the closing conditions set forth in this ARTICLE II (other than those to be satisfied at the Closing) or such other date or location as is agreed to orally or in writing by the Parties.  The date of the Closing is herein referred to as the “Closing Date.”

Section 2.2.              Conditions Precedent to Purchaser’s Obligations.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing:

(a)                                 The representations and warranties set forth in ARTICLE III of this Agreement (i) shall have been, if qualified as to materiality or Material Adverse Effect, true and correct and, if not so qualified, shall have been true and correct in all material respects, as of the date of this Agreement (except for such representations and warranties that address matters only as of a particular date, which shall only be true and correct (or true and correct in all material respects, as applicable), as of such date), and (ii) shall be, if qualified as to materiality or Material Adverse Effect, true and correct and, if not so qualified, shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date except for such representations and warranties that address matters only as of a particular date, which shall only be true and correct (or true and correct in all material respects, as applicable), as of such date.

(b)                                 Sellers shall have performed, and shall have caused the Acquired Companies to perform, in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or before the Closing;

(c)                                  Since the date of this Agreement and through the Closing, the Acquired Companies shall not have experienced a Material Adverse Effect, and no event shall have occurred or circumstances shall exist that is reasonably likely to result in a Material Adverse Effect;

(d)                                 All consents which are set forth on Schedule 3.4 shall have been obtained;

(e)                                  No Proceeding before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement, declare unlawful the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded;

(f)                                   As of immediately before the Closing, each Key Employee set forth on Schedule 2.2(f) who is offered employment with Purchaser shall have accepted an offer for employment with Purchaser (in the form provided by Purchaser), shall not have taken any action or expressed any intent to terminate or modify such acceptance and shall have in place all certifications, clearances and authorizations required to perform the duties of the specified position;

(g)                                  All existing agreements and arrangements between the Acquired Companies and Sellers, any relative of Sellers or any Affiliate of the Acquired Companies or Sellers shall have been canceled or shall have been renegotiated on an arm’s length basis such that the terms thereof are satisfactory to Purchaser;

(h)                                 No Indebtedness shall be outstanding and unpaid;

(i)                                     Purchaser shall have received each of the following:

(i)                                     a certificate signed by the Secretary of the Company, dated as of the Closing Date, certifying as to (a) the full force and effect of the Organizational Documents (or equivalent governing documents) of each of the Acquired Companies attached to such certificates as exhibits, and (b) the accuracy and full force and effect of resolutions adopted by the board of directors of the Company regarding this Agreement and the transactions contemplated by this Agreement and attached as one or more exhibits to such certificate;

(ii)                                  a certificate signed by the Sellers’ Representative certifying on behalf of Sellers that each of the conditions specified in Section 2.2(a), Section 2.2(b) and Section 2.2(c) have been satisfied;

(iii)                               a certificate (in such form as may be reasonably requested by counsel to Purchaser) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date, and an original notice executed by the Company (in such form as may be reasonably requested by counsel to Purchaser) under penalties of perjury, conforming to the requirements of Treasury Regulation Sections 1.1445-2(d)(2) and 1.897-2(h);

(iv)                              certificates representing the Stock, duly endorsed in blank or accompanied by duly executed stock powers in a form reasonably satisfactory to Purchaser, for transfer to Purchaser, which shall transfer to Purchaser good and marketable title to the Stock, free and clear of all Encumbrances;

(v)                                 a general release in favor of the Acquired Companies in the form attached hereto as Exhibit D, executed by Sellers;

(vi)                              a certificate, dated as of a recent date, issued by the relevant Government Authorities of the Acquired Companies’ respective jurisdictions of organization as to the due incorporation or formation, valid existence and good standing of each Acquired Company;

(vii)                           the Lease Agreement in the form attached hereto as Exhibit E (the “Lease Agreement”) for the real property and improvements with a common address of: (1) 6350 118th Avenue, Largo, Florida 33773, (2) 6360 118th Avenue, Largo, Florida 33773, (3) 1025 County Road 6, Piedmont, Alabama 36272, (4) 206 Reece Way, Suite 1542, Casselberry, Florida 32707, (5) 1918 Antoine Drive, Houston, Texas 77055, (6) 2845 Logan Street, Nashville, Tennessee 37211, (7) 2803 Gray Fox Road, Indian Trail, North Carolina 28079, (8) 5301 Big Six Street, Alvarado, Texas 76009, (9) 101 Dunbar Avenue, Suite D, Oldsmar, Florida 34677, each executed by the applicable Sellers, and (10) 465 Ethan Drive, Fayetteville, Georgia 30214 (with Article 11.A Captive Lease Termination Provision deleted);

(viii)                        the Earn-Out Agreement executed by Sellers;

(ix)                              the Key Employee Employment Agreements in the form attached hereto as Exhibit F, executed by the Key Employees;

(x)                                 The Joinder Agreement in the form attached hereto as Exhibit G (the “Joinder Agreement”), executed by the Sellers; and

(xi)                              such other documents as may be required by this Agreement or reasonably requested by Purchaser.

Section 2.3.              Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing:

(a)                                 The representations and warranties set forth in ARTICLE IV of this Agreement (i) shall have been, if qualified as to materiality or Material Adverse Effect, true and correct and, if not so qualified, shall have been true and correct in all material respects, as of the date of this Agreement (except for such representations and warranties that address matters only as of a particular date, which shall only be true and correct (or true and correct in all material respects, as applicable), as of such date), and (ii) shall be, if qualified as to materiality or Material Adverse Effect, true and correct and, if not so qualified, shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date except for such representations and warranties that address matters only as of a particular date, which shall only be true and correct (or true and correct in all material respects, as applicable), as of such date;

(b)                                 Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or before the Closing;

(c)                                  All consents which are set forth on Schedule 4.3 shall have been obtained;

(d)                                 No Proceeding before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this

Agreement, declare unlawful the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded;

(e)                                  The Sellers’ Representative on behalf of Sellers shall have received each of the following:

(i)                                     a certificate signed by a duly authorized officer of Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 2.3(a) and (b) have been satisfied;

(ii)                                  a certificate signed by the Secretary of Purchaser certifying as to (i) the full force and effect of the certificate of formation and bylaws of Purchaser attached to such certificate as exhibits, (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of Purchaser regarding this Agreement and the transactions contemplated by this Agreement and attached as one or more exhibits to such certificate and (iii) the names and signatures of the officers of Purchaser authorized to sign this Agreement;

(iii)                               the Purchase Price, calculated in accordance with Section 1.2;

(iv)                              the Lease Agreement, which Purchaser has caused the Company to execute;

(v)                                 the Earn-Out Agreement executed by Purchaser;

(vi)                              the Notes executed by Purchaser; and

(vii)                           the Key Employee Employment Agreements, in the form attached hereto as Exhibit F, which Purchaser has caused the Company to execute.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller and the Company hereby make the representations and warranties set forth in this ARTICLE III to Purchaser.  Sellers have delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this ARTICLE III on the date hereof.  The disclosures in the Disclosure Schedules relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Section 3.1.              Organization and Qualification.  Each Acquired Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Acquired Company is duly qualified to do business and in good standing and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated in each jurisdiction in which it owns or leases property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expect to have, a Material Adverse Effect.  True, correct and complete copies of the Organizational Documents of each Acquired Company, with all amendments thereto through the date of this Agreement, have been delivered by Sellers to Purchaser.  The nature of the businesses and activities of the Acquired Companies, as currently conducted, does not require the Acquired Companies to be qualified to do business in any foreign jurisdiction, except as set forth on Schedule 3.1.  In any jurisdiction set forth on such Schedule 3.1, the Acquired Companies are duly qualified to do business and is in good standing as a foreign entity.  Schedule 3.1 also sets forth a complete list of all of the Company’s Subsidiaries, the jurisdiction of incorporation or formation of such Subsidiaries, each jurisdiction in which such Subsidiaries are qualified or licensed to do business, the number of shares of capital stock or other ownership interests outstanding for such Subsidiaries and the ownership thereof.  Except as set forth on Schedule 3.1, all of the Company’s Subsidiaries are, directly or indirectly, wholly-owned by the Company, free and clear of all Encumbrances.

Section 3.2.              Capitalization.

(a)                                 The entire authorized capital stock of the Company is set forth on Schedule 3.2(a), no shares of which are held in treasury.  Sellers are the sole and exclusive record and beneficial owners and holders of, and have good, valid and indefeasible record and beneficial title to, the Stock, free and clear of any Encumbrances.  Immediately after the Closing, Purchaser shall be the sole and exclusive record and beneficial holder and owner of the Stock, free and clear of all Encumbrances.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind obligating the Company to issue or any Sellers to sell any securities of the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of the Company’s capital stock of any class.  All of the Stock has been duly authorized, validly issued and is fully paid and nonassessable.  All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock (of all classes) of the Company have been paid or distributed.

(b)                                 The entire authorized capital stock (or, where applicable, other equity interests) of each Subsidiary of the Company is set forth on Schedule 3.2(b), including shares held in treasury. There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, any Subsidiary of the Company to purchase or otherwise acquire any security of or equity interest in any Subsidiary of the Company.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind obligating any Subsidiary to issue or any Sellers to sell any securities of any Subsidiary, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of any Subsidiary of the Company.  All of the capital stock or other equity interests of each Subsidiary have been duly authorized, validly issued and is fully paid and nonassessable.

Section 3.3.              Power and Authority.  Each Seller and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, the Exhibits hereto and each certificate or ancillary agreement delivered pursuant to or in connection with this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Sellers and the Company and constitutes the legal, valid and binding agreement of Sellers and the Company enforceable against Sellers and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a Proceeding.

Section 3.4.              Consents and Approvals; No Violation.  Except as set forth on Schedule 3.4, with respect to Sellers and the Acquired Companies no filing or registration with, no notice to and no permit, authorization, consent or approval of, any Person, including any Governmental Authority, is necessary for Sellers and the Company to validly and lawfully authorize, execute and deliver this Agreement, and any documents delivered by Sellers and the Acquired Companies pursuant to this Agreement, and to consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.4, neither the authorization, execution and delivery of this Agreement and ancillary documents related thereto, the performance of the obligations hereunder, nor the consummation of the transactions contemplated hereby will, as of the Closing Date, (a) conflict with or result in any violation of or breach of any provision of the Organizational Documents of the Acquired Companies or any resolution adopted by the board of directors or stockholders of the Acquired Companies; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any debt or other Liability under, any of the terms, conditions or provisions of any note, Contract, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Sellers or any Acquired Company is a party or by which any of their respective properties, assets or business may be bound; (c) give rise to any Encumbrance on any of the properties or assets of Sellers or the Acquired Companies; or (d) conflict with or result in a breach or violation of any Legal Requirement applicable to Sellers or the Acquired Companies.

Section 3.5.              Books and Records.  The books of account, minute books, share record books and other records of each Acquired Company, all of which have been provided to Purchaser, are, to the Knowledge of Sellers, true, complete and correct in all material respects and have been maintained in accordance with sound business practices and Legal Requirements.  The minute books of each Acquired Company contain accurate and complete records of all corporate action taken by the stockholders and board of directors of the Acquired Companies and no corporate action has been taken for which minutes have not been prepared and are not contained in such minute books.

Section 3.6.              Absence of Certain Changes.

(a)                                 Except as set forth on Schedule 3.6, since the Balance Sheet Date, each Acquired Company has conducted its business only in the Ordinary Course of Business consistent with that Acquired Company’s past practices and policies and there has not been and would not reasonably expect there to be:

(i)                                     any Material Adverse Effect;

(ii)                                  any destruction, loss or other Damages, whether covered by insurance or not, materially and adversely affecting the assets, properties or business of the Acquired Companies;

(iii)                               a hire or engagement of an employee or independent contractor earning an annual base salary in excess of $100,000.00;

(iv)                              any grant of or increase in, or creation of a contractual right to, compensation or benefits payable or to become payable by any Acquired Company to any of its directors, officers, employees, independent contractors or agents;

(v)                                 any adoption, amendment or termination of a collective bargaining agreement or Benefit Plan or Company Plan other than amendments required to comply with applicable Legal Requirements;

(vi)                              other than in the Ordinary Course of Business, any sale, assignment, lease, transfer, license, abandonment, or other disposition by the Acquired Companies of any interest in its assets;

(vii)                           any declaration, setting aside, or payment of any dividend or other distribution on or in respect of shares of the capital stock of the Company, or any direct or indirect redemption, retirement, purchase, or other acquisition by any Acquired Company of any such shares;

(viii)                        any stock dividend, stock split, reorganization, recapitalization, or other change of any type whatsoever in the outstanding capital stock of the Company;

(ix)                              any amendment to the Organizational Documents of the Company;

(x)                                 any change in the accounting methods followed by the Acquired Companies;

(xi)                              any entry into, termination, or receipt of notice of termination of any Material Contract;

(xii)                           any payment of any obligation or Liability other than current Liabilities or obligations disclosed in the Acquired Companies’ books and records and current Liabilities or obligations incurred since the Balance Sheet Date in the Ordinary Course of Business;

(xiii)                        any incurrence, other than immaterial obligations or Liabilities incurred in the Ordinary Course of Business, of any obligations or Liabilities;

(xiv)                       any waiver, cancellation, writing off, or writing down, other than in the Ordinary Course of Business, of any rights or claims of the Acquired Companies;

(xv)                          any material change in the manner of the Acquired Companies’ billings, or the credit terms made available by it, to any of its customers;

(xvi)                       any failure to replenish inventories and supplies in the Ordinary Course of Business;

(xvii)                    any distribution of property or assets by the Acquired Companies other than in the Ordinary Course of Business;

(xviii)                 any Encumbrance imposed upon any of the assets, properties or rights of the Acquired Companies;

(xix)                       any default on any material obligation or obligations;

(xx)                          any transaction not in the Ordinary Course of Business consistent with past practices;

(xxi)                       any entry into any new line of business or acquisition of any business organization or division thereof;

(xxii)                    except as otherwise permitted by this Agreement, any entry into any loan or advance of any money or other property to, or entry into any other transaction with, any employee of the Acquired Companies or any Affiliate of the Acquired Companies;

(xxiii)                 any establishment, adoption, entry into, amendment, or termination of any compensation plan, agreement, program, policy, trust, or fund of any Acquired Companies;

(xxiv)                any settlement of any litigation providing for injunctive or other equitable relief;

(xxv)                   any entry into any joint venture, partnership or similar arrangement for the conduct of business;

(xxvi)                any new and material capital expenditures or agreements to make any new and material capital expenditures;

(xxvii)             any delay or postponement of any payment of accounts payable and other Liabilities; or

(xxviii)          any authorization, agreement or commitment to do any of the foregoing actions.

Section 3.7.              Absence of Undisclosed Liabilities.  Except as and to the extent set forth on the face of the Financial Statements or disclosed on Schedule 3.7, the Acquired Companies do not have any Liabilities, including, without limitation, any Liabilities resulting from failure to comply with any applicable Legal Requirement or any Tax Liabilities due or to become due and whether incurred in respect of or measured by the income or sales of the Acquired Companies for any period, or arising out of any transaction entered into or any state of facts existing on or before the date hereof.  Except as set forth on Schedule 3.7, there is no basis for any assertion against any Acquired Company of any Liabilities of any nature not set forth on the face of the balance sheet included in the Financial Statements.  Since the Balance Sheet Date, the Acquired Companies have not incurred any Liabilities except contractual Liabilities in the Ordinary Course of Business consistent with past practice and otherwise in accordance with this Agreement.

Section 3.8.              Accounts Receivable.

(a)                                 Except for the amounts set forth on Schedule 3.8, all notes, accounts receivable, employee and other receivables, and costs in excess of billings of the Acquired Companies (collectively, the “Accounts Receivable”) are reflected properly on the Acquired Companies’ books, records and Financial Statements, and these Accounts Receivable represent legal, valid, binding and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  The Accounts Receivable are current and will be collected in full within eighteen (18) months after the Closing Date except for the bad debt and write-offs that are within the levels of reserves as of Closing for the same.  There is no contest, claim, counterclaim or right of set-off other than returns in the Ordinary Course of Business under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(b)                                 Except for the amounts set forth on Schedule 3.8, all notes receivable are reflected properly on the Acquired Companies’ books and records, and these notes represent legal, valid, binding, and enforceable obligations owed to the Acquired Companies arising from the Acquired Companies’ Ordinary Course of Business.  The notes receivable are current and will be collected in full within eighteen (18) months after the Closing Date.  There is no contest, claim, or right of set-off with any obligor of any note receivable relating to the amount or validity of such note receivable.

(c)                                  Except for the amounts set forth on Schedule 3.8, all costs in excess of billings of the Company are reflected properly on the Company’s books and records, and these costs in excess of billings will, after being billed, represent legal, valid, binding and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  These costs in excess of billings will be collected in full within eighteen (18) months after the Closing Date.  There is no contest, claim or right of set-off under any Contract with any obligor relating to the amount or validity of these costs in excess of billings.

(d)                                 Except for the amounts set forth on Schedule 3.8, all retainage of the Acquired Companies is reflected properly on the Acquired Companies’ books and records, and this retainage represents legal, valid, binding, and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  This retainage will be collected in full either: (1) within eighteen (18) months after the Closing Date, or (ii) within nine (9) months after completion of the underlying project, but in any event within thirty (30) months after the Closing Date.  There is no contest, claim, or right of set-off under any Contract with any obligor relating to the amount or validity of this retainage.

Section 3.9.              Inventory.  All of the inventory of the Acquired Companies, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value and are properly reflected as such on the Financial Statements.  Since the Balance Sheet Date, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

Section 3.10.       Litigation; Governmental Orders.

(a)                                 Except as set forth on Schedule 3.10, there are no Proceedings to which any Acquired Company is a party, or to which the assets of any Acquired Company are or may be subject that is pending, or to the Knowledge of Sellers, threatened, nor is there any reasonable basis therefor.  Except as set forth on Schedule 3.10, no Proceedings, whether pending or threatened, have been received by Sellers.  Sellers have not caused or taken any action that is reasonably expected to result in, and it is not subject to, any material potential Liability or obligation under any law, regulation, judgment, order, injunction or decree relating to the protection of the environment or the protection of public health and safety from environmental concerns.  Except as set forth on Schedule 3.10, all the litigation or potential litigation is covered by the Acquired Companies’ insurance policies and no such Liability shall exceed the policy limits of such insurance policies.

(b)                                 No Governmental Order is pending or has been issued that is applicable to any Acquired Company or its business and, to the Knowledge of Sellers, no enforcement action which would be reasonably likely to result in a Governmental Order has commenced that is applicable to any Acquired Company or its business.

Section 3.11.       Tax Matters.  For purposes of this Section 3.11, references to any Acquired Company include any predecessor thereof.  Except as disclosed on Schedule 3.11:

(a)                                 All Tax Returns required to be filed by or on behalf of the Acquired Companies have been timely filed.  Such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Legal Requirements.  All Taxes due and owing by or with respect to any Acquired Company (whether or not shown on any Tax Return) have been timely paid in full.  With respect to the periods for which Tax Returns have not been filed, each Acquired Company has established adequate reserves for the payment of all Taxes.  No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file Tax Returns in that jurisdiction.

(b)                                 No deficiencies for any Taxes have been proposed, asserted, or assessed against an Acquired Company and no request for waivers of the time to assess any such Taxes has been requested, granted or are pending.  No Acquired Company is involved in or party to any audit, examination, deficiency, or refund litigation or material matter in controversy with respect to any Taxes.  All Taxes due by each Acquired Company with respect to completed and settled examinations or concluded litigation have been paid in full.  No Acquired Company has requested or executed an extension or waiver of any statute of limitations in respect of Taxes or any Tax items, and no Acquired Company has agreed to be or is the beneficiary of any extension of time with respect to a Tax assessment or deficiency or any adjustment to a Tax Return that may be made.

(c)                                  None of the assets or properties of any Acquired Company is subject to any Tax lien, other than such liens for Taxes that are not due and payable, or the validity of which are being contested in good faith by appropriate Proceedings and for which adequate provisions are being maintained in accordance with GAAP.

(d)                                 Each Acquired Company has: (i) collected and withheld all Taxes that are required to be collected or withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (ii) properly classified any employee, independent contractor, creditor, stockholder, or other third party for Tax purposes; and (iii) has timely submitted and paid all such collected and withheld amounts to the appropriate authorities.  Each Acquired Company is in compliance with the back-up withholding and information reporting requirements under: (i) the Code and the rules and regulations promulgated thereunder, and (ii) all other applicable Legal Requirements.

(e)                                  No Acquired Company has any assets that may constitute unclaimed property or escheat obligations under applicable law. Each Acquired Company has complied in all material respects with all applicable unclaimed property and escheat laws. Without limiting the generality of the foregoing, each Acquired Company has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable Governmental Authority. Each Acquired Company’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representations.

(f)                                   The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since its formation for U.S. federal and applicable state Tax purposes (an “S Corporation”), and the Company will be an S corporation up to and including the Closing Date.  Since the effective date of the Company’s election to be taxed in accordance with Subchapter S of the Code, Sellers and Company have not taken any action or failed to take any action that would result in the Company failing to qualify pursuant to Subchapter S of the Code (including Code section 1361(b)(1)).  Each Acquired Company other than the Company has been an S Corporation at all times since its formation, and will be an S Corporation upon consummation of the Pre-Closing Reorganization.  Thereafter, each Acquired Company will be a qualified subchapter S subsidiary as defined in Code section 1361(b)(3)(B) and then, upon converting to a limited liability company, a disregarded entity for U.S. federal and applicable state Tax purposes. None of the Acquired Companies has, in the past five (5) years, (i) acquired assets from another corporation in a transaction in which its Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.  The Acquired Companies have no potential Liability for Tax under Code section 1374 or 1375 and will not be liable for any Tax under Code section 1374 in connection with the transactions contemplated by this Agreement (including the making of an election under Code section 338(h)(10)).

(g)                                  Since the Balance Sheet Date, no Acquired Company has (i) made or altered any Tax election, settled or compromised any Tax Liability, filed any amended Tax Return or surrender any right to claim a material Tax refund, offset, or other reduction in Tax Liability or (ii) accelerated or moved any Tax deduction, attribute or benefit to a Pre-Closing Tax Period or deferred any Tax detriment or taxable income to the Tax period ending after the Closing Date.

(h)                                 No Acquired Company thereof will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning after the Closing Date as a result of any (i) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed at or prior to the Closing, (ii) change in method of accounting pursuant to Code section 481 or similar provision of state, local or foreign law made or applicable on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or paid on or prior to the Closing Date, (v) election under Code section 108(i), or (vi) other amount economically accrued on or prior to the Closing Date.

(i)                                     No Acquired Company has been a member of an affiliated, consolidated, combined or unitary group.  No Acquired Company has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), by operation of law, as a transferee or successor, by Contract or otherwise.

(j)                                    No Acquired Company is party to or bound by any Tax allocation, indemnification, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority). No Acquired Company has a contractual or legal obligation to indemnify any other Person with respect to Taxes.  No Acquired Company has granted any powers of attorney with respect to Taxes that will remains in force.  No closing agreement, private letter ruling, technical advice memoranda or similar advice or ruling relating to Taxes have been entered into or issued by any Governmental Authority with respect to or in respect of any Acquired Company.

(k)                                 No Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A).

(l)                                     No Acquired Company has at any time been a party to any ‘‘reportable transaction,’’ as defined in Treasury Regulations Section 1.6011-4(b).

Section 3.12.       Employee Benefit Plans.  The following statements are true and correct:

(a)                                 Schedule 3.12 sets forth, to the Knowledge of Sellers, all Benefit Plans to which any Acquired Company contributes or is obligated to contribute, or under which any Acquired Company has or may have any Liability for premiums or benefits, or which benefits any employee or former employee of any of the Acquired Companies or the beneficiaries of any such employee or former employee (each, a “Company Plan”).

(b)                                 With respect to each Company Plan, the Company has provided to Purchaser, to the Knowledge of Sellers, true, complete and correct copies of the following, if applicable: (i) the plan document together with all amendments; (ii) any trust agreements, custodial agreements, insurance policies, administration agreements, and investment management or investment advisory agreements; (iii) any summary plan descriptions, employee handbooks or similar employee communications; (iv) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service (the “IRS”) and any related correspondence; (v) the most recently filed Form 5500, with schedules attached; and (vi) any notices, letters or other correspondence from the IRS or the Department of Labor relating to the Company Plan.

(c)                                  Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the IRS.  Nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any related trust.  Each Company Plan, including, without limitation, any associated trust or fund, has been administered in accordance with its terms and with applicable law, and nothing has occurred with respect to any Company Plan that has subjected or could subject any Acquired Company to a penalty under ERISA or to any excise tax under the Code.

(d)                                 Except as specified on Schedule 3.12, all required contributions to and premium payments on account of each Company Plan have been made timely.

(e)                                  No Company Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment with the Company, except for employee-paid coverage as may be required by Section 4980B of the Code or ERISA or similar state law.  To the Knowledge of Sellers, No Company Plan provides health benefits that are not fully insured through an insurance Contract.

(f)                                   Each Company Plan has been established, administered and operated in material compliance with its terms and applicable law, including ERISA and the Code.

(g)                                  Neither the Acquired Companies nor any ERISA Affiliate has ever sponsored, contributed to, been obligated to contribute to, or has had any Liability (whether contingent or otherwise) under (i) a Benefit Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  For this purpose, “ERISA Affiliate” means any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(h)                                 Except as specified on Schedule 3.12, there are no Proceedings pending with respect to or under any Company Plan other than routine claims for plan benefits, and there are no disputes or Proceedings pending or threatened with respect to any such plans and no such Proceeding appears reasonably likely to arise.

(i)                                     Except as specified on Schedule 3.12, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or combined with any other event, will: (i) result in any funding requirement or payment obligation by any Acquired Company or Purchaser to any current or former director, officer, employee or independent contractor of any Acquired Company, or (ii) increase, vest or accelerate the payment of, any benefits otherwise payable under any Company Plan.

(j)                                    Each Company Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.  There is no Contract or Benefit Plan to which any Acquired Company is a party by which it is bound to compensate, gross-up, indemnify or otherwise reimburse any individual for taxes imposed pursuant to Section 409A or Section 4999 of the Code.

(k)                                 No provision of any Company Plan would result in any limitation on the ability of any Acquired Company or Purchaser to terminate the Company Plan.

Section 3.13.       Employment Matters.

(a)                                 Schedule 3.13 sets forth, to the Knowledge of Sellers, a complete and accurate list of (i) each director, officer and employee of each Acquired Company, (ii) his or her current rate of annual base salary or current wages and annual bonus target for the current year, (iii) prior year bonus, if any, and (iv) the amount of any unpaid bonuses, vacation or other payments or benefits attributable to each such individual (and any such unpaid commitments are fully reflected in the Financial Statements) as of (A) the Balance Sheet Date and (B) the date hereof.

(b)                                 No Acquired Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of any Acquired Company is represented by any labor union or other employee representative body and no employee is covered by any collective bargaining agreement.  There is not currently, nor has there been at any time during the past three (3) years, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, labor organization effort or drive, petition seeking recognition of a bargaining Representative filed with any Governmental Authority, or other similar labor activity or dispute affecting any Acquired Company.

(c)                                  Each Acquired Company is, and has been during the prior three (3) years, in material compliance with all applicable laws pertaining to employment and employment practices and terms and conditions of employment.  Without limiting the foregoing, each Acquired Company is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee.  Except as set forth on Schedule 3.13, there are no Proceedings against any Acquired Company pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Authority by any current or former employee or independent contractor, current or former applicant of any Acquired Company, including, without limitation, any claim relating to wages and hours, classification of employees and independent contractors, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Legal Requirements.  During the ninety (90) day period prior to the date hereof, the Company has not taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of WARN or would otherwise trigger notice requirements or Liability under any state, local or foreign plant closing notice Legal Requirements.

Section 3.14.       Contracts.

(a)                                 Schedule 3.14 sets forth the following Contracts to which one or more of the Acquired Companies are a party (collectively, “Material Contracts”): (a) Contracts for the purchase or sale of goods or services in excess of one hundred fifty thousand dollars and no cents ($150,000.00), (b) real property leases, (c) Contracts with a noncompetition, nonsolicitation, “most favored nations” pricing or exclusivity provision or other provision that would prevent, restrict or limit in any way the carrying on of any Acquired Company’s business in any manner or in any geographic location, (d) Contracts granting a power of attorney, agency or similar authority to another Person, (e) Contracts between or among any Acquired Company and Sellers or any Affiliate of Sellers, (f) Contracts pursuant to which the Acquired Companies license (in-bound or out-bound) or use Intellectual Property, (g) Contracts relating to or consisting of a joint venture, partnership, limited liability company or that involve a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties, (h) Contracts with any Governmental Authority, (i) Contracts providing for bonus, incentive, commission, severance, retention, change in control or other similar payments to any employee, (j) Contracts with any labor union or association representing any employee, (k) Contracts with an independent contractor or consultant or other similar arrangements related to the performance of services by non-employee and (l) all other Contracts that are material to the business operations of the Acquired Companies.

(b)                                 Correct and complete copies of all of the Material Contracts, as amended or otherwise modified and in effect, have been delivered to Purchaser.  A written summary setting forth all of the material terms and conditions of each oral Contract listed on Schedule 3.14 has been delivered to Purchaser.  Each Material Contract is in full force and effect and is a valid and binding obligation of the Acquired Companies and, subject to obtaining any necessary consents disclosed on Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated by this Agreement.  No Acquired Company or any other party to any Material Contract is in breach or violation of or default under or has repudiated any provision of any Material Contract.  None of the parties to the Material Contracts has given written notice of its intent to cancel, terminate or otherwise materially alter its relationship with any Acquired Company in the future and, to the Knowledge of Sellers, none of such parties intends to do so.  No Material Contract shall cease to be in full force and effect following the consummation of the transactions contemplated hereby.

Section 3.15.       Related Party Transactions.  Except as set forth on Schedule 3.15(a), there are no Contracts, instruments, extensions of credit or other understandings of any kind between or among an Acquired Company (whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA)) and any Seller or any Affiliate of any Seller.  The related party transactions listed on Schedule 3.15(b) are entered into in amounts and on terms that reflect fair value and are for services and goods that are reasonably necessary to conduct the business of the Acquired Companies.

Section 3.16.       Compliance with Legal Requirements.

(a)                                 Except as set forth on Schedule 3.16, no Acquired Company is in default with respect to, or in violation or breach (or has at any time been in violation or breach prior to the date hereof) of, any applicable Legal Requirement or any Organizational Document of the Acquired Companies.  The consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to any Acquired Company.  The Acquired Companies have all material Governmental Authorizations required to conduct its business as they are now being conducted, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of the terms and conditions of any Governmental Authorizations.  Except as set forth on Schedule 3.16, immediately following the consummation of the transactions contemplated by this Agreement, each Acquired Company will have exactly the same rights as it had prior to the consummation of the transactions contemplated by this Agreement in such Governmental Authorizations without impairment or change of any kind.

(b)                                 Except as set forth on Schedule 3.16, each Acquired Company has all Governmental Authorizations necessary to permit it to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct its business as now being conducted.  All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed.  All such Governmental Authorizations are in full force and effect and there are no Proceedings that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)                                  In the conduct of the business of Acquired Companies, neither the Acquired Companies nor any of its directors, officers, employees or agents, has: (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official, or employee or other Person who was, is, or may be in a position to help or hinder the Acquired Companies (or assist in connection with any actual or proposed transaction), or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local, or foreign public office, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any such purpose.

Section 3.17.       Insurance.

(a)                                 Schedule 3.17 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, Liability, and other forms of insurance owned or held by any Acquired Company or otherwise insuring any Acquired Company or its respective assets or businesses.  Such description provides reasonably complete details concerning such policies, identifying among other things, (i) the issuer of each such policy, (ii) the amount of coverage still available and outstanding under each such policy, (iii) whether each such policy is a “claims made” or an “occurrences” policy and (iv) any retrospective premium adjustments.  True, correct, and complete copies of such policies have been delivered to Purchaser.

(b)                                 Except as set forth on Schedule 3.17, neither the Acquired Companies nor any Seller has received: (i) any notice of cancellation of any policy described in Section 3.18(a) or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations or plans to raise the premiums for or materially alter the coverage thereunder.

(c)                                  The reserves and accruals relating to each Acquired Company’s insurance program, including the loss reserves, are reasonable good faith estimates of the expected Liabilities related thereto.

Section 3.18.       Intellectual Property.

(a)                                 Company IP. Schedule 3.18 sets forth a list of: (i) all material Intellectual Property owned by each Acquired Company and/or used in its business, and (ii) all material agreements under which any Acquired Company is licensed or otherwise permitted, or licenses or otherwise permits a third party, to use any Intellectual Property used in its businesses.  Each Acquired Company has purchased and maintained valid licenses for all of its software and has maintained reasonable evidence of such purchases.  Schedule 3.18 identifies under separate headings each Contract whether written or oral, (i) under which an Acquired Company uses or licenses a material item of Company Technology or any material Company Intellectual Property Rights that any Person besides an Acquired Company owns (the “Inbound IP Contracts”).  Except, with respect to the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.18, to the extent provided in such Inbound IP Contracts, none of the Company Technology or Intellectual Property described above is in the possession, custody, or control of any Person other than the Acquired Companies.

(b)                                 Infringement. Each Acquired Company directly or indirectly owns, or is licensed or otherwise possesses valid rights to use, all Intellectual Property used in its business as currently conducted, and no Person is challenging, infringing, diluting, interfering with, misappropriating or otherwise materially violating the Intellectual Property of any Acquired Company.  The conduct by each Acquired Company of its business does not materially infringe upon or violate the Intellectual Property of any other Person, and neither the Acquired Company nor any Seller has received any charge, complaint, claim, demand or notice of any claim of any infringement, interference, dilution, misappropriation or violation with respect to any Intellectual Property Rights.

Section 3.19.       Environmental Matters.  Except as set forth on Schedule 3.19:

(a)                                 None of the Acquired Companies, and none of its Business Facilities, is in violation of, or has violated or has been or is in material non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance or operation of, or conduct of the business of, any Acquired Company or any of its Business Facilities.

(b)                                 No Materials of Environmental Concern have been released, are present or are threatened to be released on, under, or about any Business Facility in quantities or concentrations that exceed any applicable standard established by Environmental Laws, and no Acquired Company has received any notice of any release or threatened release of Materials of Environmental Concern, or of any Remediation obligation under Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, or operation of any Business Facility of any Acquired Company.

(c)                                  No Acquired Company is subject to any consent order, compliance order, or administrative order relating to or issued under any Environmental Law, or any other known, pending, or threatened Environmental Claims.

(d)                                 No Materials of Environmental Concern generated from any Business Facility, or for which any Acquired Company or any of its predecessors arranged for disposal, has been treated, stored, disposed of, or released at a location that has been nominated or identified as a facility that is subject to an existing or potential claim under Environmental Laws.

(e)                                  No Acquired Company has voluntarily undertaken Remediation of any Business Facility or other site, or entered into any agreement for the payment of costs associated with such activity, and there are no obligations, undertakings, or Liabilities arising out of or relating to Environmental Laws that any Acquired Company has agreed to, assumed, or retained, by Contract or otherwise.

(f)                                   Sellers are not aware of any requirement of Environmental Laws that will require future compliance costs on the part of the Acquired Companies (assuming that the conduct and scope of its business conforms to the conduct and scope of its business prior to the Closing) in excess of twenty-five thousand dollars and no cents ($25,000.00) above costs currently expended in the Ordinary Course of Business.

(g)                                  No Acquired Company has any direct or indirect contingent Liability in connection with the release of any Materials of Environmental Concern into the environment.

(h)                                 Each Acquired Company has filed and/or maintained all notices, notifications, financial assurance, environmental management plans, worker protection plans, applications or other documents or instruments that are required to be maintained or filed by the Acquired Company for the operation of its business or the ownership or operation of any Business Facility.

Section 3.20.       Condition and Sufficiency of Assets.  Except as set forth on Schedule 3.20, the buildings, plants, structures, equipment and all material fixtures leased or owned by the Acquired Companies and all of the material tangible personal property are structurally sound with no known defects, are in good operating condition and repair, and are adequate and suitable in all material respects for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance, repairs or replacement except for ordinary, routine maintenance, repair or replacement not material in nature or cost.  The building, plants, structures, equipment and all material fixtures leased or owned by the Acquired Companies are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.  All material fixtures and other material improvements to the real property owned or leased by the Acquired Companies (including any facilities) and all of the material tangible personal property other than inventory included in the assets have been maintained in all material respects in accordance with normal industry practice.  The assets, including those assets reflected in the Financial Statements, comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used or necessary to the conduct of the business and are adequate to conduct the business.

Section 3.21.       Real Property.

(a)                                 Sellers have previously provided Purchaser with true, correct and complete copies of all Contracts relating to or affecting real property or any interests therein, including leasehold interests, to which each Acquired Company is a party or by which each Acquired Company or any of its real property is in any way bound or affected, together with all amendments and supplements thereto and modifications thereof.  All such Contracts, amendments, supplements and modifications are legally valid and binding and in full force and effect, and there are no material defaults by any Acquired Company thereunder or by any other party thereto.  No Acquired Company purports to have any leasehold or other interest in real property except as described on Schedule 3.21.  No leasehold or other interest of any Acquired Company in real property is or will be subject or subordinate to any Encumbrance, except as described on Schedule 3.21, and except for (a) mortgages or security interests shown as securing specified Liabilities with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current Taxes not yet due, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present use of the subject property by the Acquired Companies (collectively, “Permitted Encumbrances”).  To the Knowledge of Sellers, none of the rights of the Acquired Companies under any such leasehold or other interest in real property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by the Acquired Companies after the Closing without the consent or agreement of any other Person, except for consents and agreements specifically described on Schedule 3.21.

Section 3.22.       Personal Property.  Sellers have listed on Schedule 3.22 all equipment and other tangible personal property that: (a) is owned or used by the Acquired Companies and covered by any lease of personal property to which the Company is a party, and (b) has a book value of at least fifteen thousand dollars and no cents ($15,000.00).  Sellers have previously provided Purchaser with true, correct and complete copies of all leases pertaining to the property listed on Schedule 3.22.  All such Contracts, amendments, supplements and modifications are legally valid and binding and in full force and effect and there are no defaults by the Acquired Companies thereunder or by any other party thereto.  No interest of any Acquired Company in tangible personal property is subject or subordinate to any Encumbrance (other than Permitted Encumbrances) except as described on Schedule 3.22.  None of the rights of the Acquired Companies under any such leasehold or other interest in tangible personal property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by the Acquired Companies after the Closing without the consent or agreement of any other Person except for consents and agreements specifically described on Schedule 3.22.

Section 3.23.       Brokers; Financial Advisors.  Except as set forth in Schedule 3.23, neither the Acquired Companies nor any Seller has employed any investment bank, financial advisor, broker or finder or incurred any Liability for any investment bank, financial advisory, brokerage or finders’ fees or commission in connection with the transactions contemplated hereby.  The Acquired Companies do not and will not have any Liability for fees or expenses in connection with the transactions contemplated by this Agreement.

Section 3.24.       Bank Accounts; Powers of Attorney.  Sellers have set forth on Schedule 3.24: (a) the name of each bank, savings and loan, credit union or other financial institution in which any Acquired Company has any account, certificate of deposit or other investment or safe deposit box, the style and number of each such account or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and (b) the name of each Person holding a general or special power of attorney from the Acquired Company and a summary of the terms thereof.

Section 3.25.       Indebtedness; Guarantees.  The Acquired Companies do not have any material Indebtedness other than as set forth on Schedule 3.25.  For each item of Indebtedness, Schedule 3.25 sets forth the debtor, the Contracts governing all Indebtedness, the principal amount of the Indebtedness as the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Indebtedness (and all Contracts governing all related Encumbrances).  Except as set forth on Schedule 3.25, no Acquired Company has any material

Liability in respect of a guarantee of any Indebtedness or other Liability of any other Person (other than another Acquired Company).

Section 3.26.       Subsidiaries and Predecessors.  Schedule 3.26 sets forth: (i) a list of all names of all predecessors of each Acquired Company, (ii) a list of all names of all entities from which Sellers previously acquired significant assets used in the Acquired Companies’ business, and (iii) a list of all names under which each Acquired Company does business.  Except as set forth on Schedule 3.26, no Acquired Company owns any interest in any other entity.

Section 3.27.       Financial Statements.  Complete and correct copies of the following financial statements (collectively with the Update Financials delivered pursuant to Section 6.10, the “Financial Statements”) are attached as Schedule 3.27:

(a)                                 the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2014, 2015 and 2016, and the related unaudited consolidated statement of income, cash flow and stockholders’ equity of the Acquired Companies for the one-year periods ended December 31, 2014, 2015 and 2016.

The Financial Statements have been prepared from the books and records of the Acquired Companies in conformity with GAAP.  The Financial Statements present fairly the financial position and results of operations of the Acquired Companies and changes in financial position to the respective years covered thereby as of the dates of such statements and for the periods covered thereby.  The books of account of the Acquired Companies have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Acquired Companies have been properly recorded therein in all material respects.  None of the Acquired Companies, or their respective officers and independent auditors, have identified or been made aware of any fraud or other misrepresentation or complaint, claim or allegation relating thereto, whether written or oral, regarding the Financial Statements.  The Acquired Companies maintain systems of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects and to maintain accountability for items; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  As used herein, the “Balance Sheet Date” means December 31, 2016.

Section 3.28.       WIP Schedule.  Attached as Schedule 3.28 is a true and accurate schedule of work in progress for all Contracts for the sale of goods or services (the “WIP Schedule”) showing: (a) the price of each Contract, (b) the status and estimated value of all work completed through December 31, 2016 (the “WIP Date”), (c) the amount of revenue billed and received as of the WIP Date, (d) the retainage withheld from the work billed and the estimated amount of retainage for unbilled completed work, (e) the expected total cost to complete each Contract as of the WIP Date, and (f) the value of the remaining work.  The WIP Schedule fairly represents the total estimated Contract costs and values (taking into account man-hours required, project duration, cost of labor and materials, including any escalation thereof, subcontractor costs, and other elements of Contract costs), and, except as set forth on Schedule 3.28, there is no dispute over amounts billed thereunder or of any intention to hold back amounts in excess of contractually permitted retainages.

Section 3.29.       Customers and Suppliers.  Schedule 3.29 sets forth a complete and accurate list of: (a) the Acquired Companies’ ten (10) largest customers (measured by aggregate billings) during the current fiscal year, indicating the existing Contracts with each such customer by product or service provided, and (b) the Acquired Companies’ ten (10) largest suppliers of materials, products, or services (measured by the aggregate amount purchased by the Acquired Companies) during the current fiscal year, indicating the Contracts for continued supply from each such supplier.  The Acquired Companies’ relationships with the customers and the suppliers required to be listed on Schedule 3.29 are, to the Knowledge of Sellers, good commercial working relationships and none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the respective Acquired Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate, or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the respective Acquired Company.

Section 3.30.       Representations Not Misleading.  Sellers and the Company hereby represent and warrant that no representation or warranty by Sellers and the Company in this Agreement, nor any certificate, exhibit or schedule furnished to Purchaser by Sellers or any Acquired Company under and pursuant to this Agreement, knowingly contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances in which they were made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties set forth in this ARTICLE IV to Sellers.  All representations and warranties made by Purchaser in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations with respect to any and all claims in connection therewith.

Section 4.1.              Organization and Corporate Power.  Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

Section 4.2.              Authority.  The execution and delivery of this Agreement, the performance of the obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Purchaser’s board of directors, and no further corporate actions on the part of Purchaser or its stockholders are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby.  This

Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a Proceeding.

Section 4.3.              Consents and Approvals.  Except as set forth on Schedule 4.3, with respect to Purchaser no filing or registration with, and no permit, authorization, consent or approval of, any party, including any Governmental Authority, is necessary for Purchaser to execute this Agreement and consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement, the performance of the obligations hereunder, nor the consummation of the transactions contemplated hereby will, as of the Closing Date, (a) conflict with or result in any breach of any provision of the Organizational Documents of Purchaser or any resolution adopted by the board of directors or stockholders of Purchaser; (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions, or provisions of any note, Contract, bond, mortgage, indenture, license, lease, pledge agreement, or other instrument or obligation to which Purchaser is a party or by which any of its properties or assets may be bound, or (c) violate any Legal Requirement applicable to Purchaser.

Section 4.4.              Brokers; Financial Advisors.  Purchaser has not employed any investment bank, financial advisor, broker or finder or incurred any Liability for any investment bank, financial advisory, brokerage or finders’ fees or commission in connection with the transactions contemplated by this Agreement.

Section 4.5.              Financing.  Purchaser has, in the form of cash on hand together with amounts available for borrowing under Purchaser’s existing credit arrangements, sufficient funds to pay all amounts due pursuant to ARTICLE I and to otherwise consummate the transactions contemplated by this Agreement.

ARTICLE V
TERMINATION

Section 5.1.              Termination.  This Agreement may be terminated at any time before the Closing Date as follows and in no other manner:

(a)                                 by mutual written consent of Purchaser and the Sellers’ Representative;

(b)                                 by Purchaser or the Sellers’ Representative upon the issuance by a court of competent jurisdiction or other governmental body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or any other action shall have become final and non-appealable;

(c)                                  by Purchaser or the Sellers’ Representative if the Closing shall not have occurred on or before the date that is one hundred twenty (120) days after the date of this Agreement (the “End Date”), or such later date as may have been agreed upon in writing by Purchaser and the Sellers’ Representative; provided, however, that (x) if, on the End Date, any of the conditions to the Closing set forth in Section 2.2(d) and Section 2.3(d) or Section 2.2(e) and Section 2.3(e) (if such consent is pending from a Governmental Authority or such Proceeding is relating to the filings described in Section 6.6 shall have not been satisfied or (to the extent permitted by applicable Legal Requirements) waived by both the Sellers’ Representative and Purchaser, but all other conditions to the Closing have been satisfied, then the End Date shall, without any action on the part of the Parties, be extended by an additional thirty (30) days or to such earlier date as may be agreed in writing by the Sellers’ Representative and Purchaser, and such date shall become the End Date for purposes of this Agreement and (y) no termination may be made under this provision (i) by the Sellers’ Representative if the failure to close shall be caused by the action or inaction of any Seller or the Acquired Companies, or (ii) by Purchaser if the failure to close shall be caused by the action or inaction of Purchaser;

(d)                                 by Purchaser upon a breach of any covenant or agreement on the part of Sellers or the Company set forth in this Agreement, or if any representation or warranty of Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Section 2.2(a), Section 2.2(b) or Section 2.2(c) could not be satisfied; provided, however, that, if such breach is curable by through the exercise of commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 5.1(d) until the expiration of thirty (30) days after providing written notice of such breach to the Sellers’ Representative so long as the Acquired Companies or Sellers continue to exercise commercially reasonable efforts to cure such breach; or

(e)                                  by the Sellers’ Representative upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 2.3(a) or Section 2.3(b) would not be satisfied; provided, however, that, if such breach is curable by Purchaser through the exercise of commercially reasonable efforts, the Sellers’ Representative may not terminate this Agreement under this Section 5.1(e) until the expiration of thirty (30) days after providing written notice of such breach to Purchaser so long as Purchaser continues to exercise reasonable commercially efforts to cure such breach.

Section 5.2.              Effect of Termination.  If this Agreement is terminated pursuant to Section 5.1, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 5.2 and ARTICLE IX, which will survive the termination of this Agreement in accordance with their terms), and there will be no Liability on the part of any Party to any other Party, except that nothing herein shall relieve any Party for any breaches of this Agreement (including the failure of a Party to consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such Party’s obligations under ARTICLE II) before the time of such termination.  Nothing in this ARTICLE V will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE VI
COVENANTS

Section 6.1.              Conduct of the Business.  From the date hereof until the Closing Date, Sellers shall cause the Acquired Companies to conduct their business in the Ordinary Course of Business in accordance with applicable Legal Requirements and, except as contemplated by this Agreement, Sellers shall preserve intact the present business organization of the Acquired Companies, to keep available the services of the current officers, employees, consultants and contractors of the Acquired Companies and maintain satisfactory relationships with customers, suppliers and other Persons with which the Acquired Companies have significant business relations.

Section 6.2.              Negative Covenants.  From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, consented to in writing by Purchaser or required by applicable Legal Requirements, Sellers shall cause the Acquired Companies not to directly or indirectly do any of the following:

(a)                                 amend or otherwise change their respective governing documents;

(b)                                 issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of any capital stock or other ownership interest (including any phantom interest), of any Acquired Company or any revenue or profit-sharing interest in respect of any Acquired Company;

(c)                                  declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of any Acquired Company;

(d)                                 reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, the capital stock of any Acquired Company;

(e)                                  (i) acquire or invest in any Person or division thereof; (ii) incur or accelerate the repayment of any Indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any Person, or make any loans or advances; (iii) enter into or amend any Material Contract, other than in the Ordinary Course of Business; (iv) authorize any capital expenditure is in excess of $50,000 individually or $1,000,000 in the aggregate; or (v) increase or change any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

(f)                                   hire or engage any employee or independent contractor earning an annual base salary or annual fee in excess of $100,000;

(g)                                  grant, increase, or create a contractual right to, compensation or benefits payable or to become payable by any Acquired Company to any of their respective directors, officers, employees, independent contractors or agents or defer or fail to pay any compensation or benefits as they become payable;

(h)                                 adopt, amend or terminate a collective bargaining agreement, Benefit Plan or Company Plan other than to adopt amendments required to comply with applicable law;

(i)                                     make any change with respect to accounting methods or practices or internal accounting control, inventory, investment, credit, allowance or Tax procedures or practices;

(j)                                    (i) make or alter any Tax election, settle or compromise any Tax Liability, file any amended Tax Return or file any Tax Return being filed late (taking into account any validly obtained extensions of time to file) or surrender any right to claim a material Tax refund, offset, or other reduction in Tax Liability or (ii) with the exception of items occurring as a result of the transactions contemplated by this Agreement, accelerate or move any Tax deduction, attribute or benefit a Pre-Closing Tax Period or defer any Tax detriment or taxable income to the Tax period ending after the Closing Date;

(k)                                 pay, discharge or satisfy any claim, Liability, or right (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of claims and Liabilities reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(l)                                     forgive, cancel or defer any Indebtedness or waive any claims or rights of material value;

(m)                             prepay any Liability having a fixed maturity of more than ninety (90) days from the date such Liability was issued or incurred;

(n)                                 purchase or sell, transfer, license, lease or otherwise dispose of any material properties or assets (real, personal or mixed, tangible or intangible), other than the purchase and sale of inventory in the Ordinary Course of Business;

(o)                                 make or approve any write-off or write-down or any determination to write-off or write-down any of the assets or properties of the Acquired Companies;

(p)                                 pay, loan or advance any amount to, or sell, transfer, license, lease or otherwise dispose of any properties or assets (real, personal or mixed, tangible or intangible) to, the Acquired Companies’ current or former shareholders, members, officers, directors, managers, employees or consultants or any of their respective Affiliates, other than (i) cash compensation paid to officers, employees and consultants at rates not exceeding the rates of compensation paid during the prior year, and (ii) advances for travel and other business-related expenses;

(q)                                 take any action that would or is reasonably likely to result in (i) any of the representations or warranties of Sellers or the Acquired Companies set forth in this Agreement being untrue in any material respect, (ii) the breach of any covenant of Sellers or Acquired Companies set forth in this Agreement, or

(iii) any of the conditions to Closing set forth in this Agreement not being satisfied; or

(r)                                    agree or commit to do any of the foregoing.

Section 6.3.              Noncompetition and Nonsolicitation.

(a)                                 Prohibited Activities.  Sellers shall not, for a period of (i) five (5) years for the Group One Sellers, or (ii) three (3) years for the Group Two Sellers, following the Closing Date (the “Noncompete Term”), for any reason whatsoever, directly or indirectly, on behalf of Sellers or on behalf of or in conjunction with any other Person of whatever nature:

(i)                                     engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales Representative, or make or guarantee loans or invest, in or for any entity engaged in offering Services in competition with Purchaser, or its Affiliates within two hundred (200) miles of where the Company and its Affiliates conduct business as of Closing(the “Territory”);

(ii)                                  call upon any Person who is an employee of Purchaser, the Acquired Companies or any of their respective Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of Purchaser, the Acquired Companies or any of their respective Affiliates;

(iii)                               call upon any Person that is, or has been within two (2) years prior to the Closing Date, a customer of any Acquired Company for the purpose of soliciting or selling Services.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Sellers from acquiring, as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of any class of securities of any business whose securities are publicly traded on a national securities exchange or over-the-counter market.

(b)                                 Equitable Relief.  Because of the difficulty of measuring economic losses to Purchaser as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Purchaser and its Affiliates for which they would have no other adequate remedy, Sellers agree and acknowledge that, in the event of a breach by such Seller of any of the covenants set forth in this Section 6.3, Purchaser may, at its option, in addition to obtaining any other remedy or relief available to it (including Damages at law), enforce the provisions of this Section 6.3 by injunction and other equitable relief.

(c)                                  Reasonable Restraint.  Sellers agree and acknowledge that the covenants contained in this Section 6.3 impose a reasonable restraint on Sellers in light of the activities and business of Purchaser and its Affiliates and the future plans of Purchaser and its Affiliates; provided, however, that it is also the intent of the

Parties that such covenants be reasonably construed and enforced in accordance with the changing activities, business and locations of Purchaser and its Affiliates throughout the term of this Section 6.3.

(d)                                 Severability; Reformation.  The covenants in this Section 6.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or any other provision contained in this Agreement.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e)                                  Independent Covenant.  Sellers acknowledge that the agreements and covenants made by Sellers in this Section 6.3 are material conditions to the willingness of Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All of the covenants in this Section 6.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any Proceeding of any Seller against Purchaser or any of their respective Subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants.  It is specifically agreed that the period of five (5) years stated at the beginning of this Section 6.3, during which the agreements and covenants of each Seller made in this Section 6.3 shall be effective, shall be computed by excluding from such computation any time during which such Seller is in violation of any provision of this Section 6.3.  The covenants contained in this Section 6.3 shall not be affected by any breach of any other provision hereof by any Party.

Section 6.4.              Confidential Information.

(a)                                 General.  Sellers agree and acknowledge that Sellers have in the past, currently have, and in the future may possibly have, access to certain confidential information of Purchaser and the Acquired Companies, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets of Purchaser and/or the Acquired Companies.  Each Seller agrees that no Seller shall disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized Representatives of Purchaser, (ii) after the Closing, such information may be disclosed by any Seller as is required in the course of performing such Seller’s duties for Purchaser, (iii) to counsel and other advisers, provided, that such advisers (other than counsel) agree to the confidentiality provisions of this Section 6.4, unless (a) such information becomes known to the public generally through no fault of any Seller, (b) such information becomes known to a Seller through disclosure from a third party that was not legally obligated to keep confidential such information, or (c) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (c), the disclosing Seller shall, give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure.

(b)                                 Equitable Relief.  Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section 6.4, and because of the immediate and irreparable damage that would be caused for which Purchaser would have no other adequate remedy, each Seller agrees that the foregoing covenants may be enforced against such Seller by injunctions, restraining orders and other appropriate equitable relief.  Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of monetary Damages.

Section 6.5.              Expenses.  Except as otherwise provided herein, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its Representatives.  Sellers shall be responsible for all expenses incurred by the Acquired Companies prior to the Closing in connection with the transactions contemplated herein.

Section 6.6.              Commercially Reasonable Efforts; Notices and Consents.  Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to ARTICLE V, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the transaction contemplated hereby as soon as practicable following the date of this Agreement and to allow the business to be operated following the Closing in the same manner as it is operated prior to the Closing.  In furtherance and not in limitation of the foregoing, each of the Parties shall prepare and file, or cause to be prepared and filed, any required notification pursuant to the HSR Act that is required to be made by such Party or its ultimate parent with respect to the transaction contemplated by this Agreement and shall prepare and file, or cause to be prepared and filed, all other filings, submissions and registrations required to be made by such Party and its Affiliates under applicable Legal Requirements, in each case, as promptly as reasonably practicable after, and in no event more than thirty (30) Business Days following, the date hereof.  The Parties shall furnish each other with all necessary information and cooperate with each other in connection with the preparation of such filings, submissions and registrations and seek to secure the expiration or termination of all applicable waiting periods under the HSR Act (and any applicable foreign antitrust or competition Legal Requirements) and to obtain all such authorizations, consents, waivers, approvals, permits and orders as soon as practicable following the date of this Agreement.  Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, shall provide each other reasonable opportunity to review and comment on any filing, submission, registration or other written communication to be given to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the efforts taken pursuant to this Section 6.6 or otherwise in connection with the transaction contemplated hereby.  If any Proceeding, whether initiated by a Governmental Authority or a private party, arising out of or relating to any such filing, submission or registration or otherwise relating to the transaction contemplated hereby is initiated or threatened, Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, shall keep each other reasonably informed of any material communications and developments in connection therewith.  In addition, to the extent permitted by the FTC, the DOJ and other relevant Persons, give the other the opportunity to attend and participate in any meetings and conferences relating to such filings, submissions, registrations and actions.  The Parties shall promptly respond to all inquiries made by the FTC, DOJ and any other applicable Governmental Authorities in connection with such filings, submissions or registrations or otherwise in connection with the transaction contemplated hereby, and promptly provide to such Governmental Authorities any additional information and documentary material requested under applicable Legal Requirements.  If any objections are raised or asserted with respect to the transaction contemplated hereby under any Legal Requirement or if any Proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transaction contemplated hereby as being in violation of any applicable Legal Requirement or which would otherwise prevent, impede or delay the consummation of the transaction contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Proceedings so as to permit consummation of the transactions contemplated hereby as soon as reasonably practicable; provided, that no Party shall be required to, and Sellers and the Acquired Companies may not (without the prior written consent of Purchaser), enter into any agreements or commitments or take any other actions to resolve any such objections or Proceedings if such agreement, commitment or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of any of the transaction contemplated hereby, (ii) result in any of the transactions contemplated hereby being rescinded following the Closing, (iii) limit or otherwise adversely affect the right of Purchaser (or any Affiliate thereof) to own or vote any Stock, control any of the Acquired Companies or operate all or any portion of the business or (iv) require or compel any Acquired Company, Purchaser or any Affiliate of Purchaser to dispose of all or any portion of its properties or assets.

Section 6.7.              Further Assurances.  Each of the Parties shall use reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby and thereby.

Section 6.8.              Further Consents.  If the transfer of the Stock to Purchaser at the Closing without the consent or approval of a third person would constitute a breach of any Contract or other obligation to which the Acquired Companies is a party or by which the Acquired Companies or any of their properties are bound or create in any other Person the right to declare a default in respect of, or to cancel or terminate, any such Contract or other obligation or any Governmental Authorization, license, permit, franchise, or other right of the Acquired Companies, and if such consent or approval (or an effective waiver thereof) is not obtained prior to the Closing, then Purchaser shall have the right by an instrument executed in writing and delivered to the Sellers’ Representative at the Closing to cause the transfer of the Stock not to carry with it an assignment of the item or items that necessitate such consent or approval until such consent or approval (or an effective waiver thereof) shall have been obtained.  In such an event, Sellers will continue after the Closing to use their best efforts promptly to obtain such consents and approvals, or effective waivers thereof, and will cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the benefit of the Acquired Companies’ rights thereunder.

Section 6.9.              Cooperation, Access to Records.  From the date hereof until the Closing Date or the earlier termination of this Agreement, the Acquired Companies shall provide Purchaser and its Representatives with access at all reasonable times and upon reasonable notice to the offices, properties, books, records (including tax records), Contracts, financial and operating data and other information and documents of the Acquired Companies (and to make copies of such information as Purchaser may reasonably request) in order for Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Acquired Companies; provided, that such access shall not unreasonably interfere with the normal operations of the Acquired Companies.

Section 6.10.       Update Financials.  Sellers shall cause to be prepared and furnished to Purchaser (i) promptly after becoming available and in any event within twenty (20) days of the end of each calendar month, the unaudited consolidated balance sheet of the Acquired Companies, and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Acquired Companies (the “Update Financials”) for each month following the Balance Sheet Date through the Closing Date, and (ii) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2015 and 2016 and the audited statements of operations, stockholder’s equity, income and cash flows for the year ended December 31, 2015 and 2016.

Section 6.11.       Indemnified Receivables Title Transfer.  If Sellers indemnify Purchaser pursuant to Section 7.2(a)(vi) for Indemnified Receivables, then Purchaser shall promptly transfer to Sellers title to such Indemnified Receivables and Sellers may seek to collect such Indemnified Receivables; provided, however, that Sellers are obligated to exercise reasonable care with regard to the overall continuing business interests of the Company and Purchaser in attempting to collect such Indemnified Receivables. For the avoidance of doubt, if Purchaser offsets any Indemnified Receivables through the Note as set forth in Section 7.5 and Purchaser later collects any such amounts, then Purchaser shall promptly pay Seller the value of any such amounts actually collected.

Section 6.12.       Notification.  From the date hereof until the Closing, each of the Parties shall disclose to the other Party in writing any material breaches of or inaccuracies in the representations and warranties contained in ARTICLE III or ARTICLE IV, as applicable, and any other matters that would reasonably be likely to result in any of the conditions to Closing set forth in this Agreement not to be satisfied, promptly upon discovery thereof.

Section 6.13.       Closing.  From the date hereof until the Closing, each of the Parties shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE II hereof.

Section 6.14.       No Alternative Transactions.  Unless this Agreement shall have been terminated in accordance with its terms, neither Sellers nor any Acquired Company shall, directly or indirectly, through any current or former shareholder, member, officer, director, manager, agent, Affiliate or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity or other interest in, any of the Acquired Companies or any business combination with any of the Acquired Companies, or directly or indirectly participate in, or cause, permit or encourage their respective Representatives to participate in, any discussions negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers’ Representative shall notify Purchaser in writing immediately (in any event within one Business Day) of any such proposal or offer, and of each inquiry or contact with any Person with respect thereto, made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

Section 6.15.       Publicity.  No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any Party with respect to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser and the Sellers’ Representative; provided, that the provisions of this Section 6.15 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any ancillary agreement hereto or the transactions contemplated hereby.

ARTICLE VII
INDEMNIFICATION

Section 7.1.              Right to Indemnification Not Affected by Knowledge.  The right to indemnification in accordance with the provisions of this ARTICLE VII will not be affected by any investigation conducted by Purchaser or its Representatives with respect to, or any Knowledge acquired (or capable of being acquired) by Purchaser or its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty (as may be modified by any Disclosure Schedule), or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification in accordance with the provisions of this ARTICLE VII, unless such waiver shall expressly state that it includes a waiver of rights to indemnification under this ARTICLE VII.  No Party shall be required to demonstrate the actual or constructive Knowledge of any other Party as a condition of indemnification for any claim.

Section 7.2.              Indemnification and Payment of Damages by Sellers.

(a)                                 From and after the Closing, Sellers will, jointly and severally, indemnify, defend, and hold harmless Purchaser, the Acquired Companies, and their respective Representatives and Affiliates (collectively, the “Purchaser Indemnified Persons”) from, against, and in respect of any and all Damages sustained or incurred by any Purchaser Indemnified Person to the extent relating to, resulting from, or arising out of, or of any allegation by any third party of:

(i)                                     any breach of any representation or warranty of any Seller or the Acquired Companies set forth herein or in any certificate or other document delivered in connection herewith (with respect to claims arising from third parties against any Seller or the Acquired Companies, as each such representation or warranty would read if all qualifications as to Knowledge or materiality were deleted therefrom) and any misrepresentation in connection with this Agreement or the transactions contemplated hereby, subject to the provisions of Section 7.2(b);

(ii)                                  any breach or nonfulfillment by any Seller, the Sellers’ Representative or the Acquired Companies of, or any noncompliance by any Seller, the Sellers’ Representative or the Acquired Companies with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith;

(iii)                               any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any of their respective Representatives) in connection with any of the transactions contemplated in this Agreement;

(iv)                              any Proceedings resulting from, arising out of, relating to, or caused by the business, ownership, and operation of the Acquired Companies or any Business Facility on or prior to the Closing Date;

(v)                                 any Proceedings resulting from, arising out of, relating to, or caused by any Liability of an Acquired Company for (i) any and all Taxes (and losses attributable to such Taxes or the nonpayment thereof) of an Acquired Company (or any predecessor thereof) for any Tax period on or prior to the Closing Date, (ii) any and all Taxes of any Person other than an Acquired Company for which an Acquired Company is liable by reason of either an Acquired Company (or any predecessor thereof) having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law, regulation or authority, (iii) any and all Taxes of any Person other than the Acquired Company imposed on any Acquired Company as a transferee or successor, by Contract or otherwise, and (iv) any Taxes imposed on an Acquired Company attributable to the making of an election under Code section 338(h)(10);

(vi)                              any failure of the Acquired Companies to collect the full amount of the Indemnified Receivables outstanding as of the Closing Date within the first eighteen (18) months after the Closing Date (or in the case of retainage, within nine (9) months after completion of the underlying project, but in any event no later than thirty (30) months after the Closing Date);

(vii)                           without limiting the foregoing provisions, any violation by any Seller or any Acquired Company (or their respective predecessors) of any Environmental Law and the presence, emanation, migration, disposal, release or threatened release of any Materials of Environmental Concern on, within, or to or from, any property presently or previously owned or leased by any Seller or any Acquired Company (or their respective predecessors) as a result of (a) the presence of and closure or removal of any underground storage tank on such property which results in an Environmental Claim regarding Materials of Environmental Concern, (b) the operations of any Acquired Company (or their respective predecessors), (c) the condition of such property prior to being leased by Purchaser, or (d) the activities of any Acquired Company or the activities of any third party not affiliated with Purchaser and not invited on such property by Purchaser, which activities occurred on or prior to the Closing Date;

(viii)                        net of reserves existing in the Financial Statements, the pending or settled litigation claims more fully described on Schedule 3.10; or

(ix)                              fraud or intentional misrepresentation.

In the event that any Purchaser Indemnified Person wishes to make a claim for indemnification under this Section 7.2, the Indemnified Person shall give written notice of such claim to the Sellers’ Representative within the applicable time limitations contained herein.  Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Damages involved, in each case, in reasonable detail in light of the facts then known to Purchaser Indemnified Person; provided, that no defect in the information contained in such notice from Purchaser Indemnified Person to the Sellers’ Representative will relieve Sellers from any obligation under this Section 7.2, except to the extent such failure to include information actually and materially prejudices Sellers. Within ten (10) days after receipt of written notification from Purchaser Indemnified Persons, Sellers shall diligently commence resolution of such matters in a manner reasonably acceptable to Purchaser Indemnified Persons and shall diligently and timely prosecute such resolution to completion.  If Sellers, within ten (10) days after their receipt of such notice (or such shorter time as may be necessary under the circumstances), fail to diligently commence resolution of such matters in a manner reasonably acceptable to Purchaser Indemnified Persons, Purchaser Indemnified Persons shall have the right to undertake all appropriate and reasonable actions to resolve or otherwise address such matters at the sole expense of Sellers.  With respect to those claims that Sellers are not disputing in good faith and that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling Purchaser Indemnified Persons to indemnity hereunder, Sellers shall pay, each according to its Pro Rata Percentage, the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution, subject to Section 7.5.  If Sellers disputes Liability in connection with such claim, Sellers shall pay any undisputed part of such Liability (subject to Section 7.5) and Purchaser and Sellers shall resolve any remaining dispute as soon as practicable but in any event within a reasonable time thereafter.  If any Proceeding is commenced or threatened by any third party for which Purchaser Indemnified Persons are entitled to indemnification under this Section 7.2, the provisions of Section 7.4 shall control.

(b)                                 Monetary Limitations.  Sellers will have no obligation to indemnify Purchaser Indemnified Persons pursuant to Sections 7.2 or 7.4 in respect of Damages arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Damages incurred or suffered by the Purchaser Indemnified Persons exceeds two hundred fifty thousand dollars and no cents ($250,000.00) (at which point Sellers will indemnify Purchaser Indemnified Persons for all such Damages in excess of such amount), and Sellers’ aggregate liability in respect of claims for indemnification pursuant to Sections 7.2 or 7.4 and will not exceed the aggregate outstanding amount payable on the Notes together with any earn-out amounts earned but not yet payable pursuant to the Earn-Out Agreement, provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Sections 7.2(a)(v), 7.2(a)(vii) and 7.2(a)(ix) or Section 7.2(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 3.1 (Organization),  3.3 (Power and Authority), 3.11 (Tax Matters), or, with respect to claims related to real property owned by any Seller and occupied by the Acquired Companies prior to Closing, 3.19 (Environmental Matters).

Section 7.3.              Indemnification by Purchaser.

(a)                                 From and after the Closing, Purchaser will indemnify, defend, and hold harmless each Seller and his Representatives and Affiliates (collectively, the “Seller Indemnified Persons”) from, against and in respect of any and all Damages sustained or incurred by any Seller Indemnified Person to the extent relating to, resulting from or arising out of, or any allegation by any third party of:

(i)                                     any breach of any representation or warranty of Purchaser set forth herein or in any certificate or other document delivered in connection herewith (as each such representation or warranty would read if all qualifications as to Knowledge or materiality were deleted therefrom) and any misrepresentation in connection with this Agreement or the transactions contemplated hereby;

(ii)                                  any breach or nonfulfillment by Purchaser of, or noncompliance by Purchaser with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith;

(iii)                               any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any of its Representatives) in connection with any of the transactions contemplated herein;

(iv)                              any claims related to the business, ownership, and operations of the Acquired Companies or any Business Facility that accrue after the Closing Date; or

(v)                                 fraud or intentional misrepresentation.

Except in cases of Proceedings arising from, fraud or willful or criminal misconduct, and except as otherwise provided for in this Agreement, Sellers acknowledge that their sole and exclusive remedy after the Closing with respect to any and all claims and Damages relating to this Agreement and any transactions contemplated herein shall be pursuant to the indemnification provisions set forth in this ARTICLE VII.

In the event that any Seller Indemnified Person wishes to make a claim for indemnification under this Section 7.3, Seller Indemnified Person shall give written notice of such claim to Purchaser within the applicable time limitations contained in Section 7.7.  Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Damages involved, in each case, in reasonable detail in light of the facts then known to Seller Indemnified Person; provided, that no defect in the information contained in such notice from Seller Indemnified Person to Purchaser will relieve Purchaser from any obligation under this Section 7.3, except to the extent such failure to include information actually and materially prejudices Purchaser. With respect to matters not involving Proceedings brought or asserted by third parties, within ten (10) days after receipt of written notification from Seller Indemnified Persons, Purchaser shall diligently commence resolution of such matters in a manner reasonably acceptable to Seller Indemnified Persons and shall diligently and timely prosecute such resolution to completion.  If Purchaser, within ten (10) days after its receipt of such notice (or such shorter time as may be necessary under the circumstances), fails to diligently commence resolution of such matters in a manner reasonably acceptable to Seller Indemnified Persons, Seller Indemnified Persons shall have the right to undertake all appropriate and reasonable actions to resolve or otherwise address such matters at the sole expense of Purchaser to the extent such matters are subject to indemnification under this Section 7.3.  With respect to those claims that Purchaser is not disputing in good faith and that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling Seller Indemnified Persons to indemnity hereunder, Purchaser shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.  If Purchaser disputes its Liability in connection with such claim, it shall, subject to Section 7.5 hereof, pay any undisputed part of such Liability and Sellers and Purchaser shall resolve any remaining dispute as soon as practicable but in any event within a reasonable time thereafter. If any Proceeding is commenced or threatened by any third party for which Seller Indemnified Persons are entitled to indemnification under this Section 7.3, the provisions of Section 7.4 shall control.

(b)                                 Monetary Limitations.  Purchasers will have no obligation to indemnify Seller Indemnified Persons pursuant to Sections 7.3 or 7.4 in respect of Damages arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Damages incurred or suffered by Seller Indemnified Persons exceeds one hundred fifty thousand dollars and no cents ($150,000.00) (at which point Purchaser will indemnify Seller Indemnified Persons for all such Damages in excess of such amount).

Section 7.4.              Notice and Defense of Third Party Claims.  If any Proceeding (other than any Proceeding relating to Taxes) shall be brought or asserted under this Article against an indemnified Party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article from an indemnifying Person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense and reasonable control thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses so long as the Indemnifying Person gives written notice to the Indemnified Person within fifteen (15) days after the Indemnified Person has given the Indemnifying Person notice of the Proceeding that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Damages that the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Proceeding.  In no event shall any Indemnified Person be required to make any expenditure or bring any Proceeding to enforce the Indemnifying Person’s obligations and Liability under and pursuant to the indemnifications set forth in this Article.  The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest that make representation by the same counsel inappropriate.  The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article.  In the event that the Indemnifying Person, within five (5) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense and reasonable control of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof.  If the Indemnifying Person assumes the defense of a Proceeding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding unless such settlement, compromise or judgment: (i) requires solely the payment of money Damages by the Indemnifying Person and such Damages are paid by the Indemnifying Person, (ii) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all Liability in respect of such Proceeding, and (iii) involves no finding or admission of any Liability of the Indemnified Person or violation of any Legal Requirement or the rights of any Person and no effect on any other claims that may be made against the Indemnifying Person.  If the Indemnifying Person assumes defense of a Proceeding, the Indemnified Person shall not be entitled to recovery from the Indemnifying Person with respect to any compromise or settlement thereof effected by the Indemnified Person without the consent of the Indemnifying Person unless the Indemnified Person has retained or reassumed the defense of such Proceeding pursuant to the provisions of this Section 7.4.

Section 7.5.              Payment; Interest.  To the extent that Sellers become obligated to make any monetary payment to Purchaser, including any obligations with respect to the first One Million Dollars ($1,000,000.00) of Indemnified Receivables, and subject to the provisions of section 7.2(b), above Purchaser after entering into a mutually agreed letter agreement or similar written instrument setting forth the amounts payable from Sellers to Purchaser as payable to Purchaser by Sellers and signed by Purchaser and the Sellers’ Representative on behalf of the Sellers, may, in its sole discretion, elect to offset such monetary payment against (i) any remaining obligations owed to Sellers under the Notes on a dollar for dollar basis by applying each Seller’s Pro Rata Percentage to the amount being set off by Purchaser and deducting such amount from the applicable Seller’s Note, or (ii) any earn-out amounts that have been earned but are not yet  payable pursuant to the Earn-Out Agreement on a dollar for dollar basis by applying each Seller’s Pro Rata Percentage to the amount of being set off by Purchaser and deducting such amount from the amount of the Earn-Out that is or may become payable to the applicable Seller.  Except as specifically set forth herein, the Indemnifying Person shall make any payment required to be made under this Article in cash and on demand.  Any Damages or other payments required to be paid by an Indemnifying Person under this ARTICLE VII that are not paid within thirty (30) Business Days of receipt by the Indemnifying Person of the Indemnified Person’s demand therefore shall thereafter be deemed delinquent, and the Indemnifying Person shall pay to the Indemnified Person immediately upon demand, interest at the rate of five percent (5%) per annum, not to exceed the maximum non-usurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums provided, that payments under the Notes or the Earn-Out Agreement offset by Purchaser pursuant to this Section 7.5 shall only accrue interest pursuant to the foregoing clause to the extent that they are delinquent following the date for payment in the Note or Earn-Out Agreement, as applicable.

Section 7.6.              Inconsistent Provisions.  Other than with respect to any Proceedings relating to Taxes, the provisions of this Article shall govern and control over any inconsistent provisions of this Agreement. For the avoidance of doubt any inconsistent provisions of this Agreement relating to Proceedings relating to Taxes shall be governed first by ARTICLE VIII.

Section 7.7.              Time for Claims.  Notwithstanding anything to the contrary contained in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder, Sellers’ and Purchaser’s obligations of indemnification are limited as set forth in this Section 7.7.  No claim may be made or suit initiated seeking indemnification pursuant to Sections 7.2 or 7.3 for any breach of, or inaccuracy in, any representation, warranty or statement unless a written notice is provided to the Indemnifying Person:

(a)                                 at any time, with respect to the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 4.1, Section 4.2, Section 4.3 and Section 4.4 and each of the covenants and agreements set forth herein, and the corresponding indemnification obligations thereto, which representations, warranties and obligations shall continue without termination;

(b)                                 at any time prior to the thirtieth day following the expiration of the applicable statute of limitations, with respect to the representations and warranties contained in Section 3.11, Section 3.12, Section 3.16, and Section 3.19 and the corresponding indemnification obligations thereto, which representations, warranties and obligations shall terminate upon the expiration of the statute of limitations (as at any time extended) applicable to the claim related thereto;

(c)                                  at any time, in the case of any claim or suit based upon, intentional misrepresentation, or gross negligence, (i) any willful, fraudulent, or grossly negligent actions or representations of Sellers and the corresponding indemnification obligations thereto, which representations, warranties, and obligations shall continue without termination, and (ii) any claims for indemnification pursuant to Section 7.4 (in each case as such indemnification obligations would read if all qualifications as to survival were deleted therefrom), which obligations shall continue without termination; and

(d)                                 at any time prior the third anniversary of this agreement, with respect to any breach of or inaccuracy in, any other representation, warranty or statement in this Agreement or any Schedule, Exhibit, statement or certificate delivered pursuant to this Agreement.

Section 7.8.              Express Negligence.  THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE VII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, REGARDLESS OF WHETHER ANY PARTY (INCLUDING THE PARTY FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION OR THE CONCURRENT STRICT LIABILITY IMPOSED UPON THE PARTY SEEKING INDEMNIFICATION, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH PARTY. NOTWITHSTANDING THE FOREGOING, NO PARTY SHALL BE RESPONSIBLE TO INDEMNIFY THE OTHER PARTY FOR THE VALUE ASSIGNED TO SUCH OTHER PARTY’S CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE TO THE EXTENT THAT SUCH OTHER PARTY’S CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE HAS BEEN FINALLY DETERMINED IN ACCORDANCE WITH THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS AGREEMENT.

ARTICLE VIII
TAX MATTERS

Section 8.1.              Pre-Closing Tax Periods.  The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date, including but not limited to, any short-period return resulting from the transactions contemplated herein.  Such Tax Returns shall be prepared in a manner consistent with the prior practice of the Acquired Companies unless otherwise required by applicable law.  The Sellers’ Representative shall provide copies of such Tax Returns to Purchaser and its authorized Representatives for review at least thirty (30) days prior to the filing thereof, and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser.  The Acquired Companies shall file such Tax Returns as finally prepared hereunder.  Sellers shall pay or cause to be paid all Taxes with respect to such periods and such Tax Returns (including, for the avoidance of doubt, any Tax imposed on an Acquired Company attributable to making a Section 338(h)(10) Election as defined below).

Section 8.2.              Tax Periods Beginning Before and Ending After the Closing Date.  Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods that begin on or before the Closing Date and end after the Closing Date (“Straddle Period”).  Any Tax Return for any Straddle Period shall be prepared in a manner and utilizing judgments consistent with the Acquired Companies’ prior practice, unless such practices, manner or judgments are unreasonable or improper.  Purchaser shall provide the Sellers’ Representative with copies of such Tax Returns at least thirty (30) days prior to the filing thereof, and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative.  Sellers shall pay to Purchaser within ten (10) days prior to the filing of a Straddle Period Tax Return, an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date.  For purposes of this Section 8.2, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes (including real property Taxes and other property Taxes) other than Taxes based upon or related to income or receipts (or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts (including franchise Taxes) or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax payable by Sellers shall be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or pass-through entity will be deemed terminated at such time); provided however that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

Section 8.3.              Cooperation on Tax Matters.

(a)                                 Purchaser, each Acquired Company, the Sellers’ Representative and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this ARTICLE VIII and any litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Acquired Company and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies or the Sellers’ Representative, as the case may be, shall allow the other Party to take possession of such books and records.

(b)                                 Purchaser and Sellers further agree, upon prior written request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                                  Purchaser and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Sections 6043 or 6043A of the Code and all Treasury Regulations promulgated thereunder.

Section 8.4.              Transfer Taxes.  Sellers shall bear one hundred percent (100%) of all sales, transfer, documentary, filing, recordation and other similar Taxes, levies, fees, and charges, if any (including all real estate transfer Taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby.  Purchaser shall cooperate with Sellers as to the filing of any necessary documentation and Tax Returns with respect to such Taxes.

Section 8.5.              Tax Proceeding.

(a)                                 Purchaser and each Acquired Company, on the one hand, and the Sellers’ Representative on behalf of the Sellers, on the other hand, shall promptly notify each other in writing upon receipt by such Party of written notice of any Proceeding with respect to Taxes relating to a Pre-Closing Tax Period (a “Pre-Closing Tax Proceeding”).

(b)                                 With respect to a Pre-Closing Tax Proceeding that relates solely to a taxable period ending on or prior to the Closing Date for which Sellers have an indemnity obligation under this Agreement, Sellers shall have fifteen (15) days after receipt of written notice of such Pre-Closing Tax Proceeding (either from Purchaser or directly from the relevant Governmental Authority) to elect (by written notice to Purchaser) to have responsibility for directing the defense of such Pre-Closing Tax Proceeding.  If a Seller exercises its option to direct the defense of any such Pre-Closing Tax Proceeding, then Purchaser and the Acquired Companies will reasonably cooperate therewith (which cooperation shall include providing any necessary powers of attorney); provided, however, if any Seller chooses to exercise such option then with respect to such claim: (i) Sellers will pay any amount that is required by any Governmental Authority to be surrendered, deposited, posted as collateral, or otherwise paid in order to pursue the defense of such claim; (ii) Sellers will pay all of their own fees, costs and other expenses incurred in conducting such defense of such claim; (iii) the Sellers’ Representative and Purchaser and each of its Representatives will cooperate in good faith in resolving such Pre-Closing Tax Proceeding; (iv) Purchaser may participate in the conduct of such Pre-Closing Tax Proceeding at its own expense, and the Sellers’ Representative shall keep Purchaser reasonably informed regarding the progress of such Pre-Closing Tax Proceeding; and (v) no Seller will consent to the entry of any judgment or enter into any compromise or settlement of such claim underlying the Pre-Closing Tax Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, delayed or withheld).  If Sellers do not exercise their option within fifteen (15) days after receipt of written notice of any Pre-Closing Tax Proceeding for which it was entitled to exercise its option, Purchaser will be entitled to direct the defense of such Pre-Closing Tax Proceeding; provided, however, (i) Purchaser will cooperate with the Sellers’ Representative on behalf of Sellers in good faith in resolving such Pre-Closing Tax Proceeding; (ii) the Sellers’ Representative may participate in the conduct of the Pre-Closing Tax Proceeding at its own expense; and (iii) Purchaser shall keep the Sellers’ Representative reasonably informed regarding the progress of such Pre-Closing Tax Proceeding.

Section 8.6.              Section 338 Election.

(a)                                 Sellers will join with Purchaser in making an election under Code section 338(h)(10) of the Code with respect to the purchase and sale of the Stock hereunder (and any similar elections that are available under state Tax Laws in states where an Acquired Company files income or franchise Tax Returns) (each a “Section 338(h)(10) Election”).  Purchaser shall deliver to the Sellers’ Representative a completed Form 8023 (and a duly executed similar form for each state in which a separate Section 338(h)(10) Election will be made) following Closing. Each Seller shall provide Purchaser with the duly signed IRS Form 8023 (and similar state forms) within thirty (30) days of their receipt of such forms from Purchaser.  If, after the Closing Date, Purchaser identifies any additional Section 338(h)(10) Elections, Sellers shall cooperate with Purchaser in making any such Section 338(h)(10) Elections and complete any required forms provided by Purchaser.  Purchaser shall effect the timely filing of a completed Form 8023 and shall take such other steps, including those required by IRS Form 8023 and Treasury Regulation section 1.338(h)(10)-1 (and corresponding state Legal Requirements), as Purchaser may determine to be necessary to make an effective Section 338(h)(10) Election. Purchaser, Sellers and each Acquired Company shall report the purchase by Purchaser of Stock in a manner consistent with the Section 338(h)(10) Elections and shall take no position inconsistent therewith on any Tax Return or otherwise.

(b)                                 Purchaser shall prepare and file, or cause to be prepared and filed, IRS Form 8883 (and any applicable corresponding state Tax forms) (such forms, the “Allocation Forms”), and shall take such other action required pursuant to the Treasury Regulations under Section 338(h)(10) of the Code (and any applicable corresponding state Tax Laws) to report the allocation of the aggregate Purchase Price, including assumed Liabilities of the Acquired Companies, among the assets of the Acquired Companies in accordance with applicable Legal Requirements.  Purchaser shall provide a draft of such Allocation Forms to the Sellers’ Representative within one hundred twenty (120) days of Closing, and Purchaser and the Sellers’ Representative shall use commercially reasonable efforts to agree on a final allocation of the Purchase Price.  To the extent any adjustments are made to the aggregate Purchase Price pursuant to Section 1.3 or Section 1.4 of this Agreement, Purchaser shall revise such Allocation Forms in a manner consistent with final allocation agreed to between Purchaser and the Sellers’ Representative to reflect any such adjustments.  If the Purchaser and the Sellers’ Representative are unable to agree, the matter shall be resolved consistent with the Resolving Accountant process set forth in Section 1.3(a).  Each Acquired Company shall provide copies of the Allocation Forms to the Sellers’ Representative at least ten (10) days before filing the Allocation Forms with the IRS.  The Parties shall agree that the aggregate Purchase Price and the Liabilities of the Company will be allocated to the assets of the Company in a manner consistent with the Allocation Forms for Tax purposes.  No Acquired Company, Seller or Purchaser shall file any Tax Return, or take any position with a taxing authority, that is inconsistent with such Allocation Forms; provided, that this shall not prevent a Party from settling a Proceeding with a Governmental Authority.  In the event the Purchase Price, for Tax purposes, is adjusted pursuant to this Agreement after the Allocation Forms are filed, the Allocation Forms will be amended to provide that such adjustments shall be allocated among the assets of the Company in accordance with Treasury Regulation Section 1.338-6.

Section 8.7.              Construction.  References in this ARTICLE VIII to an Acquired Company include the predecessor thereof.

ARTICLE IX
MISCELLANEOUS

Section 9.1.              Sellers’ Representative.

(a)                                 Appointment.  The Sellers’ Representative shall have full power and authority on behalf of the Sellers to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement that are to be taken by the Sellers’ Representative.  The Sellers’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Sellers’ Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, conducting negotiations with Purchaser and its agents regarding such claims, dealing with Purchaser under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.

(b)                                 Authorization.  Prior to the Closing, the Company, and after the Closing, the Sellers, hereby authorize the Sellers’ Representative to:

(i)                                     receive all notices or documents given or to be given to the Sellers pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(ii)                                  engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement and the transactions contemplated hereby or thereby, as the Sellers’ Representative may in his sole discretion deem necessary or appropriate; and

(iii)                               take such action as the Sellers’ Representative may, in his sole discretion, deem necessary or appropriate in respect of:  (A) waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto; (B) taking such other action as the Sellers’ Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Sellers’ Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out the responsibilities of the Sellers’ Representative contemplated by this Agreement or document or agreement contemplated hereby, including any waiver of any obligation of Purchaser.

(c)                                  Agency.  Notwithstanding any provision herein to the contrary, the Sellers’ Representative is not an agent of the Sellers, and shall have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement; provided, however, that the foregoing exculpation of the Sellers’ Representative shall not apply to the extent that such actions, decisions or instructions have been finally determined by a court of competent jurisdiction to result from the Sellers’ Representative’s fraud or willful misconduct.

(d)                                 Indemnification of Sellers’ Representative; Limitations of Liability.  The Sellers’ Representative shall be indemnified by the Sellers for and shall be held harmless against any loss, liability or expense incurred by the Sellers’ Representative or any of his Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Sellers’ Representative’s conduct as Sellers’ Representative, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Sellers’ Representative’s fraud or willful misconduct in connection with its performance under this Agreement.  This indemnification shall survive the termination of this Agreement.  The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, and the Sellers’ Representative shall not be liable to the Sellers or any other person in connection therewith.  In no event shall the Sellers’ Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special or consequential damages.  The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by the Sellers’ Representative under this Agreement or any other document executed or delivered hereunder, or in connection therewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for fraud or willful misconduct.

(e)                                  Access to Information.  The Sellers’ Representative shall have access to all information of and concerning any claim for indemnification and which is in the possession, custody or control of Purchaser and the reasonable assistance of Purchaser’s officers and employees for purposes of performing the Sellers’ Representative’s duties under this Agreement and exercising its rights under this Agreement, including for the purpose of evaluating any such claim by any Purchaser Indemnified Person; provided, however, that the Sellers’ Representative shall treat confidentially and not, except in connection with enforcing his rights under this Agreement, disclose any nonpublic information from or concerning any such claim to anyone (except to the Sellers’ Representative’s attorneys, accountants or other advisers, to Sellers and on a need-to-know basis to other individuals who agree to keep such information confidential).

(f)                                   Reasonable Reliance.  In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(g)                                  Removal of Sellers’ Representative; Authority of Sellers’ Representative.  A majority in interest of the Sellers, voting together as a single class, shall have the right at any time to remove the then-acting Sellers’ Representative and to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to Purchaser of executed counterparts of a writing signed by such majority in interest of the Sellers with respect to such removal and appointment, together with an acknowledgement signed by the successor Sellers’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative.  For all purposes hereunder, a majority in interest of the Sellers shall be determined on the basis of each Seller’s Pro Rata Percentage.  Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative”

as used herein shall be deemed to include any interim or successor Sellers’ Representative.

(h)                                 Irrevocable Appointment.  The appointment of the Sellers’ Representative hereunder is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 9.1 shall be effective and absolutely binding as the action of the Sellers’ Representative under this Agreement.

Section 9.2.              Entire Agreement; Assignment.  This Agreement, including the Disclosure Schedules and Exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the date hereof and on the Closing, including but not limited to the Earn-Out Agreement and the Notes, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, that Purchaser may assign its rights under this Agreement without prior consent to (i) any Affiliate of Purchaser, (ii) its lenders as collateral or (iii) to any Person who by purchase, merger or otherwise directly or indirectly acquires all or substantially all of the assets of Purchaser.

Section 9.3.              No Third-Party Beneficiaries.  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  For the avoidance of doubt, it is hereby acknowledged and agreed by the Parties that an Indemnified Person that is not Party hereto is intended to be an express third-party beneficiary of this Agreement.

Section 9.4.              Reformation and Severability.  The provisions of this Agreement shall be separable and a determination that any provision of this Agreement is invalid, illegal, unenforceable or void shall not affect the validity, legality or enforceability of any other provision of this Agreement.  In case any provision of this Agreement shall be invalid, illegal, unenforceable or void, it shall, to the extent possible, be modified and/or interpreted in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  Any court of competent jurisdiction is authorized and directed by the Parties to enforce any otherwise invalid, illegal or unenforceable provision in part, to modify it, to enforce it only to a degree and not fully, or otherwise to enforce that provision only in a manner and to an extent, or for a shorter period of time, that renders the provision valid or enforceable.  The intent of the Parties is that this Agreement be enforceable and enforced to the maximum extent possible after excising (or deeming excised) all invalid or unenforceable provisions, whether or not the remaining provisions are grammatically correct.

Section 9.5.              Notices.  All notices, requests, claims, demands and other communications hereunder and required to be made pursuant to the exhibits hereto shall be in writing and shall be deemed to have been duly given when delivered (a) in person by hand delivery (in which case, it will be effective upon delivery), (b) by facsimile with receipt confirmed (in which case, it will be effective upon receipt of confirmation of transmission) (c) by email, (in which case it will be effective upon proof of delivery or receipt), or (d) by registered or certified mail, postage prepaid, return receipt requested (in which case, it will be effective on the second Business Day after being sent) as follows:

if to Purchaser:

Comfort Systems USA, Inc.

Office of the General Counsel

675 Bering Drive, Suite 400

Houston, TX 77057

(713) 830-9659 (fax)

With a copy (that shall not constitute legal notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Craig Marcus

(617) 235-0514 (fax)

and if to Sellers, the Sellers’ Representative:

Daryl W. Blume

6534 118th Avenue North

Largo, Florida 33773

(727) 545-1801 (fax)

With a copy (that shall not constitute legal notice) to:

Philip W. Engle, Attorney At Law

230 Axworth Ct

Roswell, GA 30075

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 9.6.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law thereof.

Section 9.7.              Gender; “Including” is Not Limiting; Descriptive Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.8.              Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9.              Counterparts; Facsimile Signature.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  This Agreement will become effective when duly executed and delivered by each Party hereto.  Facsimile or scanned and emailed (i.e., Portable Document Format (pdf)) transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed (pdf) transmission shall constitute enforceable original documents and will be deemed the same as delivery of an original.  At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

Section 9.10          Incorporation by Reference.  Any and all schedules (including the Disclosure Schedules), exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

Section 9.11.       All Disputes.

(a)                                 Any controversy or claim arising out of or relating to this Agreement, or  the breach thereof, shall be settled by arbitration administered by the  American Arbitration Association in accordance with its Commercial  Arbitration Rules, and judgment on the award rendered by  the arbitrator(s) may be entered in any court having jurisdiction thereof.    Venue of such arbitration shall be in Fulton County, Georgia.

(b)                                 Provided, however, that notwithstanding any provision of this Agreement to the contrary the provisions of this Section 9.10 shall not apply solely with respect to : Intellectual Property Rights, for which  the following disputes provision shall apply:  The Parties irrevocably submit to the jurisdiction of the United States District Court for the Northern District of Georgia, and/or any state court of the

State of Georgia located in Fulton County in any Proceeding brought by or against such Party in connection with, arising from or relating to this Agreement, the transactions contemplated hereby and any document contemplated herein or otherwise relating hereto, and each Party hereby waives and further agrees not to assert as a defense in any such Proceeding any claim that such Party is not personally subject to the jurisdiction of any such courts, that the venue of the Proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts.

Section 9.12.       Press Releases and Communications.  No press release or public announcement related to this Agreement, or before the Closing any other announcement or communication to the employees, customers or suppliers of the Acquired Companies, shall be issued or made without the joint approval of Purchaser and the Sellers’ Representative, unless required by law (in the reasonable opinion of counsel) in which case Purchaser and the Sellers’ Representative shall have the right to review and comment on such press release or announcement before publication; provided, that Purchaser shall be entitled to make such public disclosures as required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

Section 9.13.       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of this Agreement, and the Parties agree to mutually negotiate and draft any amendments necessary to conform the Agreement to the original intent of the Parties.

Section 9.14.       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by Purchaser, the Company and the Sellers’ Representative.  No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 9.15.       Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each Party agrees that, without posting a bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each Party further agrees that, in the event of any Proceeding for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COMFORT SYSTEMS USA, INC.

By:	/s/ Trent McKenna
Trent McKenna
Printed Name

Its:	Senior Vice President, General Counsel and Secretary

BCH HOLDINGS, INC.

By:	/s/ Daryl Blume
Daryl Blume
Printed Name

Its:	President

SELLERS’ REPRESENTATIVE:

By:	/s/ Daryl Blume
Daryl Blume
Printed Name

SELLERS:

/s/ Bradley McIntire
Bradley McIntire, Individually

/s/ Brian Wilkinson
Brian Wilkinson, Individually

/s/ Daniel Allen
Daniel Allen, Individually

/s/ Daryl Blume
Daryl Blume, Individually

/s/ Hilburn Berry
Hilburn Berry, Individually

/s/ John Fields
John Fields, Individually

/s/ Jeffrey Metzgar
Jeffrey Metzgar, Individually

DARYL W. BLUME FAMILY TRUST DATED MARCH 29, 1994 AS AMENDED AND RESTATED MARCH 8, 2006

By:	/s/ Daryl W. Blume

Daryl W. Blume
Printed Name

Its:	Trustee

LAURE A. BLUME EXEMPTION TRUST

By:	/s/ Laure A. Blume

Laure A. Blume
Printed Name

Its:	Trustee

DARYL W. BLUME EXEMPTION TRUST

By:	/s/ Daryl W. Blume

Daryl W. Blume
Printed Name

Its:	Trustee

Exhibits and Schedules

Exhibit A	Definitions
Exhibit B	Form of Promissory Note
Exhibit C	Form of Earn-Out Agreement
Exhibit D	Form of Release
Exhibit E	Form of Lease Agreement
Exhibit F	Form of Employment Agreement
Exhibit G	Form of Joinder Agreement

Schedule 1	Sellers
Schedule 1.3	Sample Working Capital Calculation
Schedule 2.2(f)	Required Employees
Schedule 3.1	Organization and Qualification
Schedule 3.2(a)	Company Capitalization
Schedule 3.2(b)	Subsidiaries Capitalization
Schedule 3.4	Sellers’ Consents and Approvals; No Violation
Schedule 3.6	Absence of Certain Changes
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Accounts Receivable
Schedule 3.10	Litigation
Schedule 3.11	Tax Matters
Schedule 3.12	Employee Benefit Plans
Schedule 3.13	Employment Matters
Schedule 3.14	Contracts
Schedule 3.15(a)	Related Party Transactions
Schedule 3.15(b)	Necessary Related Party Transactions
Schedule 3.16	Compliance with Legal Requirements
Schedule 3.17	Insurance
Schedule 3.18	Intellectual Property
Schedule 3.19	Environmental Matters
Schedule 3.20	Condition and Sufficiency of Assets
Schedule 3.21	Real Property
Schedule 3.22	Personal Property
Schedule 3.23	Brokers; Financial Advisors
Schedule 3.24	Bank Accounts; Powers of Attorney
Schedule 3.25	Indebtedness; Guarantees
Schedule 3.26	Predecessor Status
Schedule 3.27	Financial Statements
Schedule 3.28	WIP Schedule
Schedule 3.29	Customers and Suppliers
Schedule 4.3	Purchaser’s Consents and Approvals

EXHIBIT A
DEFINITIONS

“Accounts Receivable” has the meaning given to it in Section 3.8.

“Acquired Companies” has the meaning set forth in the Recitals.

“Affiliate” as used in this Agreement means, with respect to (i) any Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person in question, (ii) any officer, director or shareholder of such Person in question, or member of the immediate family of such officer, director or shareholder and (iii) any Person that, directly or indirectly, controls, is controlled by or is under common control with, any officer, director or shareholder of such Person in question or member of the immediate family of such officer, director or shareholder.  For the purposes of the definition of Affiliate, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Allocation Forms” has the meaning given to it in Section 8.6(b).

“Balance Sheet Date” has the meaning given to it in Section 3.27.

“BCH Affiliate Group” means the following companies, together with any Subsidiaries of such companies: ConServ Building Services of North Carolina, Inc., ConServ Building Services of Georgia, Inc., Royalaire Holdings, Inc., Royalaire Mechanical Services II, Inc., ConServ Building Services of Tennessee, Inc., ConServ Building Services of Alabama, Inc., and ConServ Building Services of Texas, Inc.

“Benefit Plan” means any plan, program, agreement or arrangement: (i) that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) that provides for a stock bonus, stock purchase, stock option, restricted stock or similar equity-based award; or (iii) is a deferred-compensation, retirement, severance, termination, separation, change-in-control, employment, consulting, welfare-benefit, bonus, retention, incentive or fringe-benefit plan, program, agreement or arrangement.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York are authorized or required to be closed.

“Business Facility” includes any property (whether real or personal) that the Acquired Companies currently lease, operate, own or manage in any manner or which the Acquired Companies or any organizational predecessors formerly leased, operated, owned, or managed in any manner.

“Closing” has the meaning given to it in Section 2.1.

“Closing Date” has the meaning give to it in Section 2.1.

“Closing Debt Amount” means the amount of the Indebtedness of the Acquired Companies as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the recitals to this Agreement.

“Company Plan” has the meaning given to it in Section 3.12(a).

“Company Technology” means any and all Technology used or proposed to be used in connection with the business.

“Contract” means, with respect to any Person, any agreement, contract, obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied), whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person purports to be subject or bound, in each case, regardless of whether such agreement, contract, obligation, promise, commitment, arrangement, understanding or undertaking is or is not legally binding.

“Damages” includes damages, losses (including, but not limited to, any diminution in value), shortages, Liabilities (including, without limitation, STRICT LIABILITY), payments, obligations, penalties, defenses, judgments, Proceedings, Encumbrances, Taxes, orders or other determinations by any Governmental Authority, dues, assessments, fines, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation, testing, sampling, monitoring and preparation) or amounts paid in settlement of any kind or nature whatsoever incurred by an Indemnified Person.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“DOJ” has the meaning given to it in Section 6.6.

“Earn-Out” has the meaning given to it in the Earn-Out Agreement.

“Earn-Out Agreement” has the meaning given to it in Section 1.2.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, encumbrance, lien, license, option, pledge, security interest, right of first offer or refusal, mortgage, right of way, easement, encroachments, servitude or restriction or covenant of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 5.1(c).

“Environmental Claim(s)” means any Proceeding; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine, penalty, expense, Liability (including STRICT LIABILITY), criminal liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Legal Requirement of Environmental Law; Proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought or imposed, that is related to or seeks to recover Damages under applicable Environmental Laws related to, or that seeks to impose Liability under applicable Environmental Laws for:  (i) improper use or treatment of wetlands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, Remediation or clean-up of the air, surface water, groundwater, soil or protected lands related to Materials of Environmental Concern; (vi) exposure of Persons or property to Materials of Environmental Concern and the effects thereof; (vii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (viii) injury to or death of or threat to the health or safety of any Person or Persons caused directly or indirectly by Materials of Environmental Concern; (ix) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (x) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xi) violation of or noncompliance with Environmental Laws; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities or any other third person under any applicable Environmental Laws.  The term, “Environmental Claim” also includes, without limitation, any Damages incurred in reasonable or necessary testing to determine whether Remediation is required under Legal Requirements of Environmental Law or for breach or violation of any Legal Requirements of Environmental Laws; monitoring or responding to efforts to require Remediation under Legal Requirements of Environmental Law and any claim based upon any asserted or actual breach or violation of any Legal Requirements of Environmental Law.

“Environmental Laws” means any and all treaties, statutes, laws, rules, regulations, ordinances, orders, consent agreements, orders on consent, or guidance documents now or hereafter in effect of any applicable international, federal, state or local executive, legislative, judicial, regulatory, or administrative agency, board, tribunal, or authority or any associated judicial or administrative decision that relate in any manner to health, the environment, pollution, the emission, discharge, release, treatment, storage, disposal, management, or response to Materials of Environmental Concern, a community’s right to know, or worker protection.

“Environmental Permit” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any Business Facility to comply with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final WC Statement” has the meaning given to it in Section 1.3(a).

“Final WIP Adjustment” has the meaning given to it in Section 1.4(c).

“Financial Statements” has the meaning given to in Section 3.27.

“FTC” has the meaning given to it in Section 6.6.

“GAAP” has the meaning given to it in Section 1.4(d)(i).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, any local or municipal authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, division, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body (including, without limitation, any board of arbitration or similar entity) exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, Environmental Permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, privilege, right, registration, qualification or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority with applicable jurisdiction or pursuant to any applicable Legal Requirement.

“Group One Sellers” means each of Daryl Blume, Daniel Allen, John Fields, Bradley McIntire, Brian Wilkinson, Hilburn Berry, and Jeffrey Metzgar, and, following the execution of the Joinder Agreement, each of William Morris, Michael Foley, and Robert Blalock.

“Group Two Sellers” means, following the execution of the Joinder Agreement, each of Carmandy Garber, David Smith, Justin Van Vleet, Luis Galeano, Robert Holbrooks, and Zoraida Cordero.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound IP Contracts” has the meaning given to it in Section 3.18(a).

“Income Tax Basis” means the historical basis upon which the Acquired Companies have prepared and filed its income Tax Returns, to the extent consistent with Statement of Accounting Standards (SAS) 62.

“Indebtedness” means, with respect to any Acquired Company, and without duplication, all obligations, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Acquired Company (i) for borrowed money (including amounts outstanding under overdraft facilities); (ii) evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Acquired Company); (iii) under any capitalized lease Liabilities; (iv) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap and collar agreements, (vii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person; (viii) for any accrued interest, prepayment premiums or penalties or other fees, costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP and, to the extent consistent therewith, the Acquired Companies’ past practices, consistently applied; (ix) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business); (x) for capitalized Liability under all capital leases of such Acquired Company (determined in accordance with GAAP) and (xi) the nature of guarantees of the obligations descried in clauses (i) through (x) above of any Acquired Company.

“Indemnified Person” has the meaning given to it in Section 7.4.

“Indemnifying Person” has the meaning given to it in Section 7.4.

“Indemnified Receivables” means the Acquired Companies’ Accounts Receivable, notes receivable (as described in Section 3.8(b)); costs in excess of billings (as described in Section 3.8(c)); and retainage (as described in Section 3.8(d)).

“Intellectual Property” means all names, trade names, fictitious business names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, software, technical information, process technology, plans, drawings, and blue prints.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:

(a)                                 patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology;

(b)                                 trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)                                  domain names, rights of privacy and publicity, and moral rights;

(d)                                 any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e)                                  all Proceedings and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and Damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IRS” has the meaning given to it in Section 3.12(b).

“Key Employees” means each of Daryl Blume, Daniel Allen, John Fields, Brian Wilkinson, Bradley McIntire, Hilburn Berry, and Jeffrey Metzgar, and following the execution of the Joinder Agreement, each of Zoraida Cordero, Carmandy Garber, David Smith, William Morris, Justin Van Vleet, Luis Galeano, Michael Foley, Jr., Robert Blalock, and Robert Holbrooks.

“Key Employee Employment Agreements” has the meaning given to it in the recitals to this Agreement.

“Knowledge” An individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a reasonably prudent business Person would be expected to have discovered or otherwise become aware of such fact or other matter.  A Person that is not a natural Person shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if any individual who is serving as a director, officer, manager, general partner or senior operational personnel (or in any similar capacity) of such Person has knowledge of such fact or other matter after reasonable investigation. When referring to an Acquired Company, “knowledge” refers to the Seller(s) of the Acquired Company in question.

“Lease Agreement” has the meaning given to it in Section 2.2(i)(vii).

“Legal Requirement” means any law (including Environmental Laws), statute, standard, code, resolution, promulgation, ordinance, decree, requirement, order, judgment, writ, injunction, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority with applicable jurisdiction or any license, franchise, permit or similar right granted under any of the foregoing, or any other similar provision having the force or effect of law.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, STRICT, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in conformity with the Income Tax Basis, accrued on a financial statement in accordance GAAP or otherwise.

“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase if used in this Agreement, has had or would reasonably be expected to have an effect that is materially adverse to (i) the business, operations, properties, assets, condition (financial or other) or results of operations of the Acquired Companies, taken as a whole, or (ii) the ability of the Company and Sellers to consummate the transaction contemplated by this Agreement, but shall exclude any effect resulting or arising from: (A) any change in any Legal Requirement or accounting requirement or interpretations thereof; (B) any change in interest rates; (C) any change relating to financial market, economic, political or geopolitical conditions in general; (D) any change that is generally applicable to the industries or markets in which the Acquired Companies operate; (E) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, employees, partners or suppliers of the Acquired Companies to the extent due to the announcement and performance of this Agreement or the identity of the Parties, or the performance of this Agreement and the transactions contemplated by this Agreement, including compliance with the covenants set forth herein; (F) any action taken by Purchaser or any of its Affiliates pursuant to this Agreement; (G) any omission to act or action taken with the consent of Purchaser; or (H) any national or international political or social event or occurrence, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except in the case of (C), (D) and (H) above to the extent any such event or occurrence impacts the Acquired Companies in a manner disproportionate to the impact on other companies in the industry in which the Acquired Companies operate.

“Material Contract” has the meaning given to it in Section 3.14(a).

“Materials of Environmental Concern” means:  (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “solid waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” or “contaminant” under any applicable Environmental Law; (ii) any material, waste or substance which is or contains:  (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are classified or regulated under any applicable Environmental Law.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to applicable federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply in any such state or local jurisdiction.

“Net Working Capital” has the meaning given to it in Section 1.4.

“Noncompete Term” has the meaning given to it in Section 6.3(a).

“Note” has the meaning given to it in Section 2.2(i).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” has the meaning given to it in the preamble to this Agreement.

“Permitted Encumbrances” has the meaning given to it in Section 3.21(a).

“Person” means any individual, entity or Governmental Authority.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Tax Proceeding” has the meaning given it in Section 8.5(a).

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on Schedule 1 hereto.

“Proceeding” means any claim, controversy, action, enforcement action, cause of action, suit, dispute, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand, audit, charge, reviews or other legal proceeding or similar event (whether sounding in Contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority or other instrumentality or Person.

“Proposed WIP Statement” has the meaning given to it in Section 1.4(a).

“Purchase Price” has the meaning given it in Section 1.2.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Purchaser Indemnified Persons” has the meaning given to it in Section 7.2.

“Purchaser’s WC Statement” has the meaning given to it in Section 1.3(a).

“Purchaser’s WIP Statement” has the meaning given to it in Section 1.4(a).

“Remediation” means (i) any removal or remedial action necessary to comply with and ensure compliance with requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions required under applicable Environmental Laws to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility or any public domain affected by the business of the Acquired Companies.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Working Capital” means an amount equal to nine percent (9.0%) of the trailing twelve month revenue of the Acquired Companies as of the Closing Date.

“Resolving Accountant” means a jointly elected certified public accounting firm, of local or regional recognition, having no past or current business relationship with any Party (a “Qualified Firm”); provided, that if, within such 20-day period the Parties are unable to agree on a Resolving Accountant, the Parties shall request the American Arbitration Association to designate a Qualified Firm with offices in Houston, Texas as the Resolving Accountant within ten days following the expiration of such 20-day period.

“Section 338(h)(10) Election” has the meaning given to it in Section 8.6(a).

“Sellers” has the meaning given to it in the preamble to this Agreement.

“Seller Indemnified Persons” has the meaning given to it in Section 7.3

“Sellers’ Representative” has the meaning given to it in the preamble to this Agreement.

“Sellers Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement, including the exhibits and schedules hereto, or the consummation of the contemplated transactions or in connection with or in anticipation of any alternative transactions considered by the Sellers or any Acquired Company to the extent such costs, fees and expenses are payable or reimbursable by an Acquired Company.

“Sellers’ WC Statement” has the meaning given to it in Section 1.3.

“Services” means engaged in the business of mechanical contracting services, including heating, ventilation and air conditioning, plumbing, piping and electrical and related construction services, which includes construction, design, consultation, preventive maintenance, retro-fit, warranty, and similar construction services.

“Stock” has the meaning given to it in the recitals to this Agreement.

“Straddle Period” has the meaning given to it in Section 8.2.

“Subsidiary” or “Subsidiaries” means, when used with reference to a particular Person, any corporation, at least twenty percent (20%) of the outstanding voting securities of which is owned or controlled directly or indirectly by such Person, or if less than twenty percent (20%) of such voting securities are so owned or controlled, any corporation in regard to which such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such corporation.  Any partnership, joint venture or other enterprise shall be a Subsidiary of a particular Person if that Person has, directly or indirectly, a twenty percent (20%) or greater equity interest or in regard to which such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such entity.

“Tax” or “Taxes” means (i) any tax (including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, net worth, alternative or add-on minimum, capital gains, license, registration, recording, documentary, conveyancing, inventory, occupancy, social security, disability, withholding, payroll, unemployment, employment, excise, severance, stamp, premium, intangible property, real property, personal property, escheat or unclaimed property obligations, windfall profits, value added, ad valorem, occupation, estimated or any other similar governmental charge or imposition), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority or (ii) any Liability for the payment of any amounts of the type described in (i) of this definition payable pursuant to any tax-sharing agreement or pursuant to any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee or otherwise as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate, claim of refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Territory” has the meaning given to it in Section 6.3(a)(i).

“Update Financials” has the meaning given to it in Section 6.10.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and each similar Legal Requirements.

“WIP Adjustment” has the meaning given to it in Section 1.4.

“WIP Analysis” has the meaning given to it in Section 1.4.

“WIP Date” has the meaning given to it in Section 3.29.

“WIP Projects” has the meaning given to it in Section 1.4.

“WIP Schedule” has the meaning given to it in Section 3.29.

“Working Capital” has the meaning given to it in Section 1.4(d)(ii).